EXHIBIT 10.7

VENTURE FINANCIAL GROUP, INC.
KSOP

(Employee Stock Ownership Plan With 401(k) Provisions)

Amended and Restated as of January 1, 2006

VENTURE FINANCIAL GROUP, INC.
KSOP

(Employee Stock Ownership Plan With 401(k) Provisions)

TABLE OF CONTENTS

SECTION 1.	NATURE OF PLAN	1
SECTION 2.	DEFINITIONS	2
2.1	Account	2
2.2	Acquisition Loan	2
2.3	Adjusted Compensation	2
2.4	Affiliated Company	3
2.5	Anniversary Date	3
2.6	Annuity Starting Date	3
2.7	Approved Absence	3
2.8	Beneficiary	3
2.9	Board of Directors	3
2.10	Break in Service	3
2.11	Buyout	3
2.12	Reserved	4
2.13	Code	4
2.14	Committee	4
2.15	Company	4
2.16	Company Stock	4
2.17	Compensation	4
2.18	Employee	5
2.19	Defined Contribution Dollar Limitation	5
2.20	Determination Year	5
2.21	Employer	5
2.22	Entry Date	5
2.23	ERISA	5
2.24	Financed Shares	6
2.25	Highly Compensated Participant	6
2.26	Leased Employee	7
2.27	Loan Suspense Account	7
2.28	Merger	7
2.29	Normal Retirement Age	7
2.30	Participant	8
2.31	Plan	8
2.32	Plan Year	8
2.33	Profit Sharing Account	8
2.34	Profit Sharing Plan	8
2.35	Service	8
2.36	Reserved	8

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2.37	Treasury Regulation	8
2.38	Trust	8
2.39	Trust Agreement	8
2.40	Trust Assets	8
2.41	Trustee	8
2.42	Valuation Date	9
2.43	Valuation Period	9
SECTION 3.	ELIGIBILITY AND PARTICIPATION	9
3.1	Eligibility Requirements	9
3.2		9
Reemployment		9
SECTION 4.	EMPLOYER AND EMPLOYEE CONTRIBUTIONS	10
4.1	Employer Contributions	10
4.2	Employee Salary Reduction Contributions	11
4.3	Limitations on Matching Contributions	16
4.4	Employee Rollover Contribution	20
SECTION 5.	INVESTMENT OF TRUST ASSETS	20
5.1	General	20
5.2	Exempt Loans	21
5.3	Alternative Investments	21
5.4	Valuations	22
SECTION 6.	ALLOCATIONS TO PARTICIPANT'S ACCOUNT	22
6.1	Accounts	22
6.2	Employer Matching Contribution Accounts	22
6.3	Employer Discretionary Basic Contribution Account	23
6.4	Employee Salary Reduction Account	23
6.5	Employee Rollover Contribution Account	23
6.6	Reserved	23
6.7	Employer Discretionary Optional Contribution Account	23
6.8	Other Investments Accounts	24
6.9	Employer Contributions and Forfeitures	24
6.10	Requirements to Share in Employer Contributions and Forfeitures	25
6.11	Special Allocation	26
6.12	Allocation Limitations	26
6.13	Special Limitation Provision	27
6.14	Net Income (or Loss) of the Trust	27
6.15	Dividends on Company Stock	28
6.16	Accounting for Allocations	28
6.17	Limitation on Allocation to Certain Shareholders	28
6.18	Limit on Allocations In Certain S Corporation Years	29
SECTION 7.	EXPENSES OF THE PLAN AND TRUST	29
SECTION 8.	VOTING COMPANY STOCK	29
SECTION 9.	DISCLOSURE TO PARTICIPANTS	30
SECTION 10.	PARTICIPANTS’ ACCOUNTS	30
10.1	Participants' Accounts	30

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10.2	Valuation of Assets	31
10.3	Nonreversion	31
10.4	Adjustment of Accounts	31
10.5	Valuation of Accounts	32
SECTION 11.	BENEFITS	32
11.1	Retirement	32
11.2	Death	32
11.3	Disability	34
11.4	Termination of Employment	34
SECTION 12.	VESTING AND FORFEITURES	35
12.1	Full Vesting	35
12.2	Graduated Vesting	35
12.3	Retirement, Death and Disability	35
12.4	Forfeitures	35
12.5	Restoration of Forfeited Accounts	35
12.6	Subsequent Vesting	36
12.7	Reserved	36
12.8	Amendment of Vesting Schedule	36
SECTION 13.	CREDITED SERVICE	37
13.1	General Rule	37
13.2	Reemployment	37
SECTION 14.	WHEN BENEFITS WILL BE DISTRIBUTED	39
14.1	In General	39
14.2	Required Distributions	40
14.3	Post-Separation Accounts	40
14.4	Necessary Delays	40
14.5	Unclaimed Accounts	40
14.6	Small Plan Benefits	41
14.7	Latest Payment Date	41
14.8	Required Beginning Date	42
SECTION 15.	HOW PLAN BENEFITS WILL BE DISTRIBUTED	43
15.1	General	43
15.2	Death Benefits	44
15.3	Small Accounts	44
15.4	Subchapter	44
15.5	Distribution Options	44
SECTION 16.	RIGHTS. OPTIONS AND RESTRICTIONS ON BANK STOCK	45
16.1	Right of First Refusal	46
16.2	Put Option	46
16.3	Legend on Certificates	47
SECTION 17.		HARDSHIP AND POST AGE 59½ IN-SERVICE DISTRIBUTIONS . 47
17.1	Hardship Distributions	47
17.2	In-Service Distributions After 59½	49
SECTION 18.	NO ASSIGNMENT OF BENEFITS AND DIVIDENDS	49
18.1	Nonalienation	49

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18.2	Dividends on Allocated Stock	49
18.3	Dividends Used to Repay Loan to Plan	49
18.4	Trustee Discretion as to Dividends	49
SECTION 19.	ADMINISTRATION	49
19.1	Named Fiduciaries	49
19.2	Committee	50
19.3	Trustee	51
19.4	Indemnification	51
SECTION 20.	CLAIMS PROCEDURE	51
SECTION 21		52
SECTION 22.	DIVERSIFICATION	54
22.1	In General	54
22.2	Method of Directing Investment	54
22.3	Distribution of Account	54
22.4	Pension Protection Act Additional Diversification Rules	55
SECTION 23.	USERRA	55
23.1	General	55
23.2	USERRA Deferrals and Contributions	55
23.3	Definitions	56
SECTION 24.	GUARANTlES	57
SECTION 25.	AMENDMENT AND TERMINATION	57
25.1	General	57
25.2	Amendment	57
25.3	Termination	57
25.4	Merger	58
SECTION 26.	GOVERNING LAW	58
SECTION 27.	EXECUTION	58

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VENTURE FINANCIAL GROUP, INC. KSOP

(Employee Stock Ownership Plan With 401(k) Provisions)

SECTION 1. NATURE OF PLAN

The purpose of this Plan is to enable participating Employees to share in the growth and prosperity of the Company through Employer contributions to the Plan and to provide Participants with an opportunity to accumulate capital for their future economic security. The Plan is designed to permit both Employer and Employee contributions to the Plan. The primary purpose of the Plan is to enable Participants to acquire stock ownership interests in the Bank. Therefore, the Trust Assets held under the Plan will be invested primarily in Company Stock.

The Plan is also designed to be available as a technique of corporate finance to the Bank. Accordingly, it may be used to accomplish the following objectives:

(a)	To meet general financing requirements of the Bank, including capital growth and transfers in the ownership of Company Stock;

(b)	To provide Participants with beneficial ownership of Company Stock and other assets through Employer and Employee contributions to the Plan; and

(c)	To receive loans (or other extensions of credit) to finance the acquisition of Company Stock (" Acquisition Loans"), with such loans to be repaid by Employer Contributions to the Trust and dividends received on such Company Stock.

The Plan is a stock bonus plan containing Section 401(k) features that is intended to qualify under Section 401(a) of the Internal Revenue Code. The Plan is also designed to be an employee stock ownership plan under Section 4975(e)(7) of the Code.

Effective Dates

(a)	The Plan was initially effective as of January 1, 1980. The Plan is hereby restated to reflect all amendments made and law changes since it's last restatement, generally effective as of January 1, 2006.

(b)	To the extent this is an amendment to a previously established Plan and Trust intended to comply with the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2002, the following effective dates shall apply:

1. Generally effective for Plan Years beginning after December 31, 2001;

2.	To comply with the provisions of the Final 401(a)(9) Treasury Regulations, effective for Plan Years beginning with the 2003 calendar year.

3.	To reduce the mandatory cash out threshold from $5,000 to $1,000 effective for distributions made after March 28, 2005.

4.	To adopt the provisions of the Final 401(k) Regulations, effective for Plan Years beginning on or after December 31, 2005.

For Plan Years beginning before the Effective Dates set forth above, the terms of the Plan prior to its restatement shall control for purposes of the designated provision.

The amendment of any plan provision which liberalizes a protected benefit under Section 411(d)(6) of the Code shall apply on the later of the adoption date or the Effective Date of this Restated Plan. Any provision which liberalizes the eligibility, vesting or benefit accrual provisions of the Plan shall only apply to Employees who are credited with at least one Hour of Service after the Effective Date or the Effective Date specified for a particular provision.

All Trust Assets under the Plan will be administered, distributed, forfeited and otherwise governed by the provisions of this Plan and the related Trust Agreement. The Plan is administered by a Board of Trustees and an Administrative Committee for the exclusive benefit of Participants (and their Beneficiaries), except as otherwise provided and permitted by applicable law.

SECTION 2. DEFINITIONS

In this Plan, whenever the context so indicates, the singular or plural number and the masculine or feminine gender shall be deemed to include the other terms "'hers," "his," and "him" shall refer to a Participant and the capitalized terms shall have the following meanings:

2.1	Account

One of the several accounts maintained to record the interest of a Participant under the Plan. See Section 10.

2.2	Acquisition Loan

A loan made to an Employee Stock Ownership Plan with 401(k) Provisions ("KSOP") by a disqualified person or a loan to a KSOP which is guaranteed by a disqualified person as defined in Section 4975(e)(2) of the Code. A direct loan of cash, a purchase money transaction, and an assumption of the obligation of a KSOP.

2.3	Adjusted Compensation

The total taxable salary or wages paid to an Employee as a Participant in each Plan Year, as reported on IRS Form W-2, plus the amount (if any) of his Salary Reduction

Contributions for the Plan Year and any deferrals made to an Internal Revenue Code Section 125 Cafeteria Plan and, for Plan Years beginning after 2000, any amounts excluded from the Employee's gross income by operation of Section 132(f)(4) of the Code. For any Plan Years beginning after 1993, however Adjusted Compensation exceeding $200,000 ($160,000 for Plan Years beginning before 2002) for any Employee (in any case as adjusted in accordance with the Section 415( d)(2) of the Code for cost of living increases) shall not be taken into account.

2.4	Affiliated Company

Any corporation or business which is a member of a controlled group of corporations or businesses with the Company pursuant to Section 4l4(b), (c), (m) or (o) of the Code. All determinations related to a controlled group of corporations or businesses which are under common control shall consider any and all regulations promulgated by the Secretary of the Treasury.

2.5	Anniversary Date

December 31, the last day of each Plan Year.

2.6	Annuity Starting Date

The first day of the first period for which an amount is payable as an annuity; or in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the participant to such benefit.

2.7	Approved Absence

A leave of absence (without pay) granted to an Employee by an Employer under its established leave policy.
Approved absences include leaves granted under the Family and Medical Leave Act.

2.8	Beneficiary

The person (or persons) entitled to receive any benefit under the Plan in the event of a Participants death. See Section 15(b).

2.9	Board of Directors

The Board of Directors of the Company.

2.10	Break in Service

A Plan Year in which a Participant is not credited with more than 500 Hours of Service. The computation period used for measuring eligibility service will also be used to measure breaks in service. See Section 12.4.

2.11	Buyout

A transaction or series of related transactions by which the Company is sold, either through the sale of a Controlling
Interest in the Company's voting stock or through the sale of substantially all of the Company's assets to a party not having a Controlling Interest in the Company's voting stock on the date of execution of this Agreement.

2.12	Reserved.

2.13	Code

The Internal Revenue Code of 1986, as amended.

2.14	Committee

The Administrative Committee appointed by the Board of Directors to administer the Plan. See Section 18.

2.15	Company

Venture Financial Group, Inc., a bank holding company organized under the laws of the state of Washington.

2.16	Company Stock

Common stock issued by the Employer ( or by a corporation which is a member of the same control group) which is readily tradable on an established securities market. If there is no common stock which meets the requirements of the preceding sentence, the term “Company Stock” means common stock issued by the Employer (or by a corporation which is a member of the same control group) having a combination of voting power and dividend rights equal to or in excess of (a) that class of common stock of the Employer (or of any other such corporation) having the greatest voting power, and (b) the class of common stock of the Employer (or of any such corporation) having the greatest dividend rights.

2.17	Compensation

Compensation is wages, salaries and fees from professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal service actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commission on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable Plan) as described in Regulation 1.62-2(c), and excluding the following:

(a) Employer Contributions to a plan of deferred compensation which are not includable in the Employee's gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

(b) Amounts realized from the exercise of a nonqualified stock option or restricted stock (or property) held by the Employee which either becomes freely transferable or is no loner subject to a substantial risk of forfeiture;

(c)	Amounts realized from the sale exchange, or other disposition of stock acquired under a qualified stock option plan; and

(d)	Any elective deferrals (as defined in Section 402(g)(3) of the Code), and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Sections 125, 402(e)(3), 402(h) or 403(b) of the Code covering Cafeteria Plans, Cash or Deferred Arrangements under 401(k) Plans, Salary Reduction Arrangements under Simplified Employees Pension Plans, and Tax- Sheltered Annuities.

The Compensation that may be taken into account in determining contributions on behalf of any Employee is limited to no more than $160,000 for Plan Years beginning before 2002 and $200,000 for Plan Years beginning after 2001, in each case as adjusted under Code Section 401(a)(17)(B). If a determination period is less than 12 months, this limit will be decreased proportionately based on the number of months in the measuring period. For purposes of the ADP and ACP test provisions of the Plan, a Participant's Compensation may be limited to Compensation received for the portion of the year for which the employee was an eligible Participant, provided this limit is applied uniformly to all eligible employees under the Plan for this purpose. Effective January 1, 2001, Compensation shall include elective amounts that are not includable in the gross income of the employee by reason of Code Section132(f)(4).

2.18	Employee

Employee shall mean any Employee of Employer maintaining the Plan or of any other Employer required to be aggregated with such Employer under §414(b), (c), (m) or (o) of the Code. The term Employee shall include a Leased Employee as defined in Section 2.26.

2.19	Defined Contribution Dollar Limitation

The dollar amount of $40,000 for Plan Years beginning after 2001, as adjusted from time to time by the Secretary of the Treasury for purposes of Code Section 415.

2.20	Determination Year

The Plan Year for which the determination of who is highly compensated is being made.

2.21	Employer

The Company, Venture Financial Group, Inc. and any other Affiliated Company which is designated by the Board of Directors as an Employer and which adopts the Plan for the benefit of its Employees.

2.22	Entry Date

The date an Employee becomes a Participant for a particular purpose, as determined in Section 3.

2.23	ERISA

The Employee Retirement Income Security Act of 1974 as amended.

2.24	Financed Shares

Shares of Company Stock acquired by the Trust with the proceeds of an Acquisition Loan.

2.25	Highly Compensated Participant

An Employee who performs service during the Determination Year and is described in one or more of the following groups:

(a) An Employee who is a more than five percent (5%) owner, as defined in Section 416(i)(1)(A)(iii), at any time during the Determination Year or the Look-Back Year, and

(b)	An Employee who receives Compensation in excess of $80,000 (indexed in accordance with Section 415(d) except that the base period is the calendar quarter ended September 30, 1996) during the Look-Back Year and was in the top-paid group for the Look-Back Year. For this purpose, an employee is in the top-paid group for a year if (s)he is in the top 20% of employees when ranked on the basis of compensation received from the Employer for the year.

The $80,000 amount is adjusted at the same time and in the same manner as under Section 415(d) of the Code, except that the base period is the calendar quarter ending September 30, 1996.
For this purpose, the applicable year of the Plan for which a determination is being made is called a "determination year" and the preceding 12-month period is called a "look-back" year.

A Highly Compensated Former Participant is based on the rules applicable to determining Highly Compensated Participant status as in effect for that determination year, in accordance with Section 1.414(q) -1T, A-4 of the Temporary Income Tax Regulations and Notice 97-45.

In determining who is a Highly Compensated Participant, the Employer may make a top-paid group election which must be made by a Plan amendment reflected on the addendum to this Plan. The effect of this election is that an Employee (who is not a five percent owner at any time during the determination year or look-back year) with compensation in excess of $80,000 (as adjusted) for the look-back year is a Highly Compensated Participant only if the Employee was in the top-paid group for the look-back year. This election may not be used to determine whether Employees are Highly Compensated Participants on account of being five percent owners.

In determining who is a Highly Compensated Participant (other than as a five percent owner), the Employer may make a calendar year data election which must be made by a Plan amendment, which must be reflected on the addendum to this Plan. The effect of this election is that the look-back year is the calendar year beginning with or within the look-back year. This election may not be used to determine whether Employees are Highly Compensated Participants on account of being five percent owners.

If Employer makes a top-paid group or a calendar year data election, such election shall apply for all subsequent determination years unless changed by Employer.

An Employer making one of the elections is not required to also make the other election. However, if both elections are made, the look-back year in determining the top-paid group must be the calendar year beginning with or within the look-back year. These elections must apply consistently to the determination years of all plans of Employer, except that the consistency requirement will not apply to determination years beginning with or within the 1997 calendar year, and for determination years beginning on or after January 1, 1998, and before January 1, 2000, satisfaction of the consistency requirement is determined without regard to any non-retirement plans of Employer.

2.26	Leased Employee

An individual who is not an Employee but who, pursuant to an agreement between the Employer and any other person, has performed services for the Employer and/or any Affiliate, on a substantially full-time basis for at least a year under the primary direction or control of the service recipient. Compensation for a Leased Employee includes compensation from the leasing organization attributable to services for the Employer.

2.27	Loan Suspense Account

The account to which Financed Shares are credited and maintained while an Acquisition Loan is outstanding. See Sections 5.2 and 6.7.

2.28	Merger

A transaction or series of transactions wherein the Company is combined with another business entity, and after which the persons or entities who had owned, either directly or indirectly, a Controlling Interest in the Company's voting stock on the date of execution of this Agreement own less than a Controlling Interest in the voting stock of the combined entity.

2.29	Normal Retirement Age

Shall mean the later of the date the Participant attains age 65 or the fifth anniversary of the first day of the Plan Year in which the Participant commenced participation in the Plan. A Participant's right to his or her plan benefit is nonforfeitable upon attainment of

Normal Retirement Age. If Employer enforces a mandatory retirement age, the Normal Retirement Age is the lesser of that mandatory age or the age specified above.

2.30	Participant

Any Employee who is participating in this Plan. See Section 3.

2.31	Plan

Venture Financial Group, Inc. KSOP (Employee Stock Ownership Plan With 401(k) Provisions), which includes the Trust Agreement.

2.32	Plan Year

The twelve-month period ending on each December 31st Anniversary Date.

2.33	Profit Sharing Account

The Account of a Participant representing his interest in the Profit Sharing Plan.

2.34	Profit Sharing Plan

First Community Bancorp Employees Retirement Plan, originally effective January 1, 1980, and of which this Plan is a successor plan.

2.35	Service

Employment with the Company (or an Affiliated Company) .

2.36	Reserved.

2.37	Treasury Regulation

A regulation promulgated under Title 26 of the Code of Federal Regulations and formally adopted pursuant to a Treasury Directive.

2.38	Trust

The Trust created by the Trust Agreement entered into between the Company and the Trustee.

2.39	Trust Agreement

The agreement between the Company and the Trustee establishing the Trust and specifying the duties of the Trustee.

2.40	Trust Assets

The Company Stock and other assets held in the Trust for the benefit of Participants. See Section 5.

2.41	Trustee

The Board of Trustees (and any successor Trustee) appointed by the Board of Directors to hold and invest the Trust Assets. See Section 19.

2.42	Valuation Date

The last day of each Plan Year (or more frequently at the Board's discretion) on which the value of Company Stock and/or other investments of the Trust are determined.

2.43	Valuation Period

The twelve-month period (or more frequently at the Board's discretion) ending on each Valuation Date.

SECTION 3. ELIGIBILITY AND PARTICIPATION

3.1	Eligibility Requirements.

	(a)	General. All current Participants in the Plan will continue to participate in the Plan under this amendment and restatement of the Plan. All other Employees will be eligible as follows

	(b)	Salary Reduction Contributions. Employees will be eligible to make Salary Reduction Contributions as of the first day of the month which follows ninety days of employment with the Employer which shall be their Entry Date with respect to Salary Reduction Contributions.

	(c)	Employer Contributions. Employees shall be eligible to share in Employer Contributions pursuant to Section 6.10, as of the first day of the month which follows completion of one Year of Service, which shall be their Entry Date with respect to Employer Contributions.

For eligibility purposes, a Year of Service shall be completed on the last day of the eligibility 12-month computational period.  Employee shall not be required to complete any minimum number of Hours of Service.

The initial eligibility computation period shall be the 12-consecutive-month period beginning with the date on which the Employee first performed an Hour of Service for Employer (the employment commencement date), and an eligibility Year of Service shall not be credited to an Employee prior to the first anniversary of the employment commencement date.

3.2	Reemployment.

	(a)	Former Employees who are reemployed by Employer and have previously satisfied the service eligibility requirement above upon termination of employment, shall become Participants as of their rehire date.

	(b)	Former Employees who are reemployed by Employer who had not satisfied the service eligibility requirement above upon termination of employment, shall not become Participants until they satisfy the above service eligibility requirements, with their rehire date being treated as the beginning of the eligibility service period.

SECTION 4. EMPLOYER AND EMPLOYEE CONTRIBUTIONS

4.1	Employer Contributions

	(a)	The Employer shall or may, as applicable, contribute the following amounts to the Plan each Plan Year:

		(i)	The amount of each Participants Salary Reduction Contribution made.

		(ii)	An Employer Discretionary Matching Contribution on behalf of each Participant up to a maximum of fifty percent (50%) of the Participant's Salary Reduction Contributions, provided however, that the maximum Employer Discretionary Matching Contribution shall be based on a percentage of a Participant's Compensation selected by the Board of Directors, which shall in no event exceed six percent (6%). The Board may, in its sole discretion, determine that the rate of Discretionary Matching Contributions for a Plan Year will be zero percent (0%). The Employer may determine annually that additional Matching Contributions will be allocated to non-Highly Compensated Participants' accounts as Qualified Employer Discretionary Matching Contributions, and thus will be fully vested when made, will be subject to the distribution restrictions applicable to Salary Reduction Contributions, and will meet such other requirements as may apply from time to time under Treasury Regulations. The Employer Discretionary Matching Contributions will vest in accordance with the schedule provided in Section 12. All Participants will normally receive the same percentage match of their Salary Reduction Contribution. Any Qualified Employer Discretionary Matching Contributions for a Plan Year, however, will be allocated only to non- Highly Compensated Participants, and consequently may cause the aggregate rate of match for that group to exceed the rate of match for Highly Compensated Participants.

		(iii)	An Employer Discretionary Basic Contribution, which shall be determined at the sole discretion of the Board of Directors. Employer Discretionary Basic Contributions will only be made to non-Highly Compensated Participants to the extent necessary to satisfy the actual deferral percentage test and actual contribution percentage test under Sections 4.2 and 4.3 of the Plan, respectively, in order to satisfy the nondiscrimination requirements of Code Sections 401(k) and 401(m). The interests of a Participant in the Employer Discretionary Basic Contributions allocated to his account will satisfy the requirements for qualified nonelective employer contributions under Code Section 401(m)(4)(c).
(iv) An Employer Discretionary Optional Contribution, which shall be determined in the sole discretion of the Board of Directors.

	(b)	Salary Reduction Contributions shall be paid to the Trustee as promptly as such Contributions can reasonably be segregated from the general assets of the Employer.

	(c)	Employer Discretionary Matching, Qualified Employer Discretionary Matching, Basic and Optional Contributions for each Plan Year shall be paid to the Trustee not later than the due date (including extensions) for filing the Employers Federal income tax return for that Plan Year .

	(d)	A Participant is entitled to share in the allocations of Employer Contributions and Forfeitures as provided in Section 3.

4.2	Employee Salary Reduction Contributions

(a)	A Participant may authorize his Employer to contribute to the Trust on his behalf Salary Reduction Contributions. Salary Reduction Contributions shall not be less than 1 % of the Participants Adjusted Compensation, nor more than the 402(g) limit in effect for the year.. The total amount of Salary Reduction Contributions by a Participant for any calendar year shall not exceed $10,000, multiplied by any cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code. This limit applies to all salary reduction contributions taken into account under Code Section 402(g) to all plans in which the Participant participates, whether or not maintained by the Employer. Any Salary Reduction Contribution in excess of the aforementioned limitation, plus any income allocable thereto, shall be returned to the participant no later than the first April 15 following the close of the tax year in which such contributions were made. In the event this limit is exceeded as a result of contributions to this Plan and another plan(s), the Participant must notify the Plan Administrator in writing by March 1 of the following calendar year, allocating the excess between and among such plans, and state that the applicable limit will be exceeded if the excess attributable to this Plan is not distributed. In such event, the excess allocated to this Plan shall be distributed to the Participant with allocable earnings, by April 15 of the year following the calendar year in which the excess arose if practicable and in any event by December 31 of such year. A Participant may make a separate deferral election with respect to annual bonuses.

For Plan Years beginning after 2001, catch-up contributions for persons age fifty (50) or older whose Salary Reduction Contributions are otherwise limited by the Code are permitted, under the terms and conditions, and within the limits of Code Section 414(v). Notwithstanding any other provision of the Plan to the contrary, any such contribution shall be taken into account in applying the remaining contribution and discrimination provision of the Plan only to the extent, if any, required by the Code and Regulations or other Treasury Department issued thereunder. Further provided, and notwithstanding any other provision of the Plan, the Company and each Employer may uniformly elect to apply or not to apply the otherwise applicable matching contribution provisions of the Plan to such catch-up contributions. In the absence of an election to the contrary, the matching contribution provisions and determinations for a Plan Year to Salary Reduction Contributions which are not catch-up contributions will apply to catch- up contributions.

(b)	Each Participant electing to have his Employer contribute Salary Reduction Contributions on his behalf during the Plan Year shall file a written notice with the Plan Administrator at least thirty (30) days prior to the Entry Date that he intends such election to take effect. Such written notice shall contain an election of the percentage of his Adjusted Compensation to be contributed and authorization for his Employer to reduce his Adjusted Compensation by such amount. Salary Reduction Contributions may be suspended at any time by giving prior written notice. After suspension the Participant shall not be eligible for further Salary Reduction Contributions until the beginning of the next Plan Year, unless the Committee determines that an earlier resumption is administratively feasible. A Participant may change the percentage of his Salary Reduction Contributions pursuant to procedures adopted by the Committee.

(c)	For any Plan Year the Committee shall have the right to limit or reduce the Salary Reduction Contributions of the Highly Compensated Participants in order to insure that the Maximum Deferral Percentage Limit under Code Section 401(k) is not exceeded. Furthermore in accordance with Treasury Regulations, the Employer may make additional Employer Discretionary Basic Contributions and/or Qualified Employer Discretionary Matching Contributions or may distribute excess contributions made during the Plan Year, with allocable earnings, in order to provide that the Maximum Deferral Percentage Limit under Code Section 401(k) is not exceeded. The Maximum Deferral Percentage Limit under Code Section 401(k) is equal to the greater of Limit 1 or Limit 2:

Limit 1.

The Actual Deferral Percentage (ADP) of the Highly Compensated Participants for the current Plan Year may not exceed one hundred twenty- five percent (125%) of the Actual Deferral Percentage of all other Participants for the prior Plan Year; or

Limit 2.	The Actual Deferral Percentage of the Highly Compensated Participants for the current Plan Year may not exceed the lesser of

(a) The Actual Deferral Percentage of all other Participants for the prior Plan Year plus two percent (2%), or

(b) The Actual Deferral Percentage of all other Participants for the prior Plan Year, multiplied by two hundred percent (200%).

The Employer may elect to use current Plan Year data for non-Highly Compensated Participants rather than prior Plan Year data in performing the ADP test for the current Plan Year. However, if such election is made for a post-2000 Plan Year, the election may not be changed until the sixth (6th) following Plan Year unless permitted by the Secretary of the Treasury.

Actual Deferral Percentage with respect to any specific group of Participants for a Plan Year shall mean the average of the ratios (calculated separately for each Participant in such group) of (A) the amount of each eligible Employees Salary Reduction Contributions (including Employer Discretionary Basic Contributions and Qualified Employer Discretionary Matching Contributions that are treated as elective contributions) paid into the Trust Fund on behalf of each Participant for such Plan Year to (B) the Participant's Compensation for the relevant Plan Year. For this purpose an eligible Employee is any Employee who is directly or indirectly eligible to make a cash or deferred election under the Plan for all or a portion of a Plan Year and includes; an Employee who would be a Plan Participant but for the failure to make required contributions; an Employee whose eligibility to make Salary Reduction Contributions has been suspended because of an election (other than certain one-time elections) not to participate, a distribution or a loan; and an Employee who cannot defer because of the Section 415 limits on annual additions. In the case of an eligible Employee who makes no Salary Reduction Contributions the deferral ratio that is to be included in determining the ADP is zero.

In the case of a first Plan Year other than as a successor plan, the ADP of non-Highly Compensated Participants for the prior Plan Year may be deemed to be 3% or the Employer may, at its option, use the ADP for the current Plan Year .

For purposes of determining whether a Plan satisfies the actual deferral percentage test of Section 401(k), all Salary Reduction Contributions that are made under two or more Plans that are aggregated for purposes of Sections 401(a)(4) or 410(b) (other than Section 410(b)(2)(A)(ii)) are to be treated as made under a single Plan. If two or more plans are permissively aggregated for purposes of Section 401(k), the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) as though they were a single plan.

Employer Discretionary Basic Contributions may be treated as elective contributions for purposes of the actual deferral percentage test of 401(k) only if such contributions are nonforfeitable when made and subject to the same distribution restrictions that apply to

Salary Reduction Contributions. Employer Discretionary Basic Contributions and Qualified Employer Discretionary Matching Contributions which may be treated as elective contributions must satisfy these requirements without regard to whether they are actually taken into account as elective contributions. Employer Discretionary Basic Contributions and/or Qualified Employer Discretionary Matching Contributions may be treated as Salary Reduction Contributions only if the conditions described in Section 1.401(k) -1(b)(5) of the Regulations are satisfied.

A Salary Reduction Contribution will be taken into account under the actual deferral percentage test of Section 401(k)(3)(A) of the Code for a Plan Year only if it relates to compensation that either would have been received by the Employee in the Plan Year (but for the deferral election) or is attributable to services performed by the Employee in the Plan Year and would have been received by the Employee within 2½ months after the close of the Plan Year (but for the deferral election).

A Salary Reduction Contribution will be taken into account under the actual deferral percentage test of Section 401(k)(3)(A) of the Code for a Plan Year only if it is allocated to the Employee as of a date within that Plan Year. For this purpose, a Salary Reduction Contribution is considered allocated as of a date within a Plan Year if the allocation is not contingent on participation or performance of services after such date and the Salary Reduction Contribution is actually paid to the trust no later than 12 months after the Plan Year to which the contribution relates.

In calculating the actual deferral percentage for purposes of Section 401(k), the actual deferral ratio of a Highly Compensated Participant will be determined by treating all cash or deferred arrangements under which the Highly Compensated Participant is eligible (other than those that may not be permissively aggregated) as a single arrangement.

(d)	In the event the Maximum Deferral Percentage Limit under Code Section 401(k) is exceeded, the amount of excess contributions for a Highly Compensated Participant shall be distributed pursuant to Treasury Regulation 1.401(k)-1(f)(2) and will be determined in the following manner. The total excess contribution amount to be distributed for a Plan Year is the excess of the amount of contributions taken into account for Highly Compensated Participants for the Plan Year over the maximum amount permitted under Limit l or Limit 2 above, as applicable, determined by hypothetically reducing contributions made by or on behalf of Highly Compensated Participants in order of individual actual deferral percentages, beginning with the highest percentage and continuing until the excess contribution amount is eliminated. This process defines the excess contribution amount. The Actual Deferral Percentage (ADP) of the Highly Compensated Participant with the highest contribution amount will then be reduced to the extent necessary to eliminate the excess amount or to cause such Participant's contribution amount to equal the contribution amount of the Highly Compensated Participant with the next highest contribution amount. This process is repeated until the total excess amount is eliminated by distributions. In the case of a Highly Compensated Participant that has excess contributions distributed on account of the Maximum Deferral Percentage Limit of IRC §401(k), said Highly Compensated Participant will forfeit the applicable incremental Employer Discretionary Matching Contribution required to prevent the Highly Compensated Participant from receiving a higher level of match than the Non-Highly Compensated Participants. Following the distributions described in this paragraph, the ADP test is deemed to have been satisfied, even if that test would not be satisfied on a recalculated basis.

The amount of a Participant's excess contributions distributed pursuant to Treasury Regulation 1.401(k)- l(t) shall be reduced by any excess deferrals previously distributed during such Plan Year. The distribution of excess contributions will include any income attributable thereto. The income allocable to excess contributions is equal to the sum of the allocable gain or loss for the Plan Year. The distribution of any excess contribution is to be made prior to the two and one-half month period following the end of the Plan Year in which such excess contributions were made.

(e)	In the event a Participant's Salary Reduction Contribution or Employer Contribution:

(1) is made under a mistake of fact;

(2) is conditioned upon initial qualification of the Plan under Code Section 401(a) and the Plan does not so qualify, the contribution may be returned to the Employer within one (1) year after the payment of the contribution, the disallowance of the deduction to the extent disallowed, or the date of denial of the qualification of the Plan, whichever is applicable. Except as provided under this paragraph, the assets of the Plan will be used for the exclusive purpose of providing benefits to Participants under the Plan and their Beneficiaries and for defraying reasonable administrative expenses of the Plan.

(f)	Amounts attributable to Salary Reduction Contributions, Employer Discretionary Basic Contributions and Qualified Employer Discretionary Matching Contributions may not be distributed earlier than upon one of the following events: (1) The Employee's retirement, death, disability, or (A) separation from service in the case of distributions before 2002, or (B) severance from employment not involving a transfer of any Plan assets to a plan maintained or created by the new employer (other than a rollover or elective transfer) in the case of distributions after 2001, regardless of when the severance from employment occurred; (2) The termination of the Plan without establishment or maintenance of another defined contribution plan (other than an ESOP or SEP); (3) In the case of a profit sharing or stock bonus plan, the Employee's attainment of age 59½ or the Employee's hardship; (4) The sale or other disposition by a corporation to an unrelated corporation prior to 2002 of substantially all of the assets used in the trade or business, but only with respect to Employees who continue employment with the acquiring corporation and the acquiring corporation does not maintain the Plan after the disposition; (5) The sale or other disposition by a corporation prior to 2002 of its interest in the subsidiary to an unrelated entity, but only with respect to Employees who continue employment with the subsidiary and the acquiring entity does not maintain the Plan after the disposition; and (6) such other circumstances as may be permitted in accordance with Treasury Regulations under Code Section 401(k) from time to time. Items 2, 4, and 5 above, apply only if the distributions are in the form of a lump sum. Items 4 & 5 above, apply only to transactions which occur prior to 2002 and only if the transferor corporation continues to maintain the Plan.

4.3	Limitations on Matching Contributions.

(a) For any Plan Year, the Committee shall have the right to limit or reduce the Employer Discretionary Matching Contributions attributable to the Highly Compensated Participants in order to insure that the Maximum Contribution Percentage Limit under Code Section 40l(m) is not exceeded. The Maximum Contribution Percentage Limit under Code Section 401(m) is equal to the greater of Limit l or Limit 2:

Limit 1. The Actual Contribution Percentage (ACP) of the Highly Compensated Participants for the current Plan Year may not exceed one hundred twenty-five percent (125%) of the Actual Contribution Percentage of all other Participants for the prior Plan Year; or

Limit 2. The Actual Contribution Percentage of the Highly Compensated Participants for the current Plan Year may not exceed the lesser of:

(i)	the Actual Contribution Percentage of all other Participants for the prior Plan Year, plus two percent (2%), or

(ii)	the Actual Contribution Percentage of all other Participants for the prior Plan Year, multiplied by two hundred percent (200%).

The Employer may elect to use current Plan Year data for non-Highly Compensated Participants rather than prior Plan Year data in performing the ADP test for the current Plan Year. However, if such election is made for a post-2000 Plan Year, the election may not be changed until the sixth (6th) following Plan Year unless permitted by the Secretary of the Treasury.

Actual Contribution Percentage with respect to any specific group of Participants for a Plan Year shall mean the average of the ratios (calculated separately for each Participant in such group) of (A) the sum of the Employer Discretionary Matching Contributions that have been paid into the Trust Fund on behalf of each Participant for such Plan Year plus any Qualified Employer Discretionary Matching Contributions taken into account for such purpose, to (B) the Participant's Compensation for such Plan Year. The Employer Discretionary Matching Contributions are to be taken into account if they are paid to the Trust during the Plan Year or are paid to an agent of the Plan and are transmitted to the Trust within a reasonable period after the end of the Plan Year. Excess deferred contributions which are recharacterized under Section 4(2) of the Plan will be included in determining the actual contribution percentage. An excess contribution to a cash or deferred arrangement that is recharacterized is to be taken into account in the Plan Year in which the contribution would have been received in cash by the Employee had the Employee not elected to defer the amounts. The Plan will take into account the actual contribution ratios of all eligible Employees for purposes of the actual contribution percentage (ACP) test in Section 401(m). For this purpose an eligible Employee is any Employee who is directly or indirectly eligible to receive an allocation of Employer Discretionary Matching Contributions or to make Employee contributions and includes: an Employee who would be a Plan Participant but for the failure to make required contributions; an Employee whose right to make Employee contributions or receive Employer Discretionary Matching Contributions has been suspended because of an election (other than certain one-time elections) not to participate; an Employee who cannot make an Employee contribution or receive an Employer Discretionary Matching Contributions because Section 415(c)(l) or Section 415(e) prevents the Employee from receiving additional annual additions. In the case of an eligible Employee who makes no Employee contributions and who receives no Employer Discretionary Matching Contributions the contribution ratio that is to be included in determining the ACP is zero.

In the case of the first Plan Year other than as a successor plan, the ACP of the non-Highly Compensated Participants for the prior Plan Year may be deemed to be 3%, or the Employer may, at its option, use the ACP for the current Plan Year.

An Employer Discretionary Matching Contributions and/or Qualified Employer Discretionary Matching Contribution is taken into account for a Plan Year only if it is (1) made on account of the Employee's Salary Reduction Contributions for the Plan Year, (2) allocated to the Employee's account as of a date within that year, and (3) paid to the Trust by the end of the twelfth month following the close of that year. Qualified Employer Discretionary Matching Contributions which are used to meet the requirements of Section 401(k)(3)(A) are not to be taken into account for purposes of the ACP test of Section 401(m). Employer Discretionary Basic Contributions and/or Qualified Employer Discretionary Matching Contributions may be treated as Salary Reduction Contributions only if the conditions described in Section 1.401(k) -1(b)(5) of the Regulations are satisfied.

The determination of income for excess aggregate contributions will be determined under the method in Section 6.14. For purposes of determining whether a Plan satisfies the actual contribution percentage test of Section 401(m), all Employee and Employer Discretionary Matching Contributions that are made under two or more plans that are aggregated for purposes of Sections 40l(a)(4) and 410(b) (other than Section 4l0(b)(2)(A)(ii) are to be treated as made under a single Plan. If two or more plans are permissively aggregated for purposes of Section 40l(m) the aggregated plans must also satisfy Sections 40l(a)(4) and 4l0(b) as though they were a single plan. The actual contribution ratio of a Highly Compensated Participant will be determined by treating all plans subject to Section 40l(m) under which the Highly Compensated Participant is eligible (other than those that may not be permissively aggregated) as a single plan.

(b)	In the event the Maximum Contribution Percentage Limit under Code Section 401(m) is exceeded the amount of excess aggregate contributions for a Highly Compensated Participant will be distributed or forfeited pursuant to Treasury Regulation §1.401(m)-1(e) and determined in the following manner. The total excess aggregate amount to be distributed for a Plan Year is the excess of the amount of contributions taken into account for Highly Compensated Participants for the Plan Year over the maximum amount permitted under Limit l or Limit 2 above, as applicable, determined by hypothetically reducing contributions made by or on behalf of Highly Compensated Participants in the order of individual contribution percentages, beginning with the highest of such percentages and continuing until the ACP test would have been satisfied. This process defines the total excess aggregate contribution amount. Contributions on behalf of the Highly Compensated Participant with the highest contribution amount will be reduced by distributions to the extent necessary to eliminate the excess aggregate contribution amount or to cause such Participant's contribution amount to equal the contribution amount for the Highly Compensated Participant with the next highest contribution amount. This process is repeated until the entire excess aggregate contribution amount is eliminated. The Participant to whom an excess is attributed will receive the excess as a distribution from the Plan. Following such distributions the ACP test is deemed to have been satisfied, even if the test would not then be satisfied on a recomputed basis.

The amount of a Participants excess aggregate contributions distributed shall be reduced by any excess aggregate contributions previously distributed during such Plan Year. The distribution of excess aggregate contributions will include any income attributable thereto. The income allocable to the excess aggregate contributions includes income for the Plan Year for which the excess aggregate contributions were made. The distribution of any excess aggregate contribution is to be made prior to the two and one-half month period following the end of the Plan Year in which such excess aggregate contributions were made.

Failure to correct excess aggregate contributions by the close of the Plan Year following the Plan Year for which they were made will cause the Plan to fail to satisfy the requirements of Section 401(a)(4) of the Plan Year for which the excess aggregate contributions were made and for all subsequent years they remain uncorrected.

(c)	For any Plan Year beginning before 2002, the application of the Maximum Deferral Percentage Limitation and Maximum Contribution Percentage Limitation pursuant to Sections 4(2)(c) and 4(3)(a) of the Plan shall be made in accordance with the multiple use limitations under Regulation §1.401(m)-2. If multiple use of the alternative limitation occurs, it must be corrected by reducing the actual deferral percentage of all Highly Compensated Participants regardless of whether they are eligible under both the arrangement subject to Section 401(k) and a plan subject to Section 401(m).

(d)	To the extent Qualified Employer Discretionary Matching Contributions are used, pursuant to Plan Section 4.2(c), to compute the Maximum Deferral Percentage Limit under Code Section 401(k), they will not be used to compute the Maximum Contribution Percentage Limit under Code Section 401(m). Furthermore, at the election of the Employer, Employer Discretionary Basic Contributions (to the extent not utilized to compute the Maximum Deferral Percentage Limit under Code Section 401(k)) may be used in the computation of the Maximum Contribution Percentage Limit under Code Section 401(m). Employer Discretionary Basic Contributions may be treated as Qualified Employer Discretionary Matching Contributions for purposes of the actual contribution percentage test of Section 401(m) only if such contributions are nonforfeitable and made distributable only under the following circumstances: (1) "The Employees retirement, death, disability, or separation from service; (2) The termination of the Plan without establishment or maintenance of another defined contribution plan (other than an ESOP or SEP); (3) In the case of a profit sharing or stock bonus plan, the Employee's attainment of age 59½ or the Employees hardships (4) The sale or other disposition by a corporation to an unrelated corporation of substantially all of the assets used in the trade or business, but only with respect to Employees who continue employment with the acquiring corporation and the acquiring corporation does not maintain the Plan after the disposition; (5) The sale or other disposition by a corporation of its interest in the subsidiary to an unrelated entity, but only with respect to Employees who continue employment with the subsidiary and the acquiring entity does not maintain the Plan after the disposition, and (6) such other circumstances as may permit a distribution of contributions as are subject to the restrictions of Code Section 401(k). Items 2, 4, and 5 above, apply only if the distributions are in the form of a lump sum, Items 4 and 5 above apply only if the transferor corporation continues to maintain the Plan. Employer Discretionary Basic Contributions which may be treated as Qualified Employer Discretionary Matching Contributions must satisfy these requirements without regard to whether they are actually taken into account as Qualified Employer Discretionary Matching Contributions. Salary Reduction Contributions and/or Employer Discretionary Basic Contributions may be treated as Qualified Employer Discretionary Matching Contributions only if the conditions described in Section 1.401(m)- 1(b)(5) of the Regulations are satisfied.

4.4	Employee Rollover Contribution

	(a)	With the Employer's consent, a Rollover Contribution may be made by or for an Employee if either of the following conditions are met

		(i)	The Contribution is a Rollover Contribution which the Code permits to be transferred to a plan that meets the requirements of Section 401(a) of the Code; and

		(ii)	The Contribution is made within 60 days after the Employee receives or would be entitled to receive the distribution; and

		(iii)	The Employee furnishes evidence satisfactory to the Committee that proposed transfer is in fact a Rollover Contribution which meets conditions (i) and (ii) above.

-OR-

(iv)	The Contribution is made pursuant to Plan Section 22 diversification requirements.

The Rollover Contribution may be made by the Employee or may be made with his consent by the named fiduciary of another plan. The Contribution will be made according to procedures set up by the Committee.

(b)	If the Employee is not a Participant at the time the Rollover Contribution is made he will be deemed to be a Participant only for the purposes of investment and distribution of the Rollover Contribution. No Employer Contribution will be made for him and he may not make Participant Contributions until the time he meets all of the requirements to become a Participant.

(c)	Any Rollover Contribution made by or for an Employee is credited to his Account when made and is at all times fully vested and nonforfeitable.

SECTION 5. INVESTMENT OF TRUST ASSETS

5.1	General. Subject to the exceptions contained in Section 5.3, Trust Assets under the Plan will be invested by the Trustee primarily in Company Stock in accordance with the Trust Agreement. Employer Contributions (and other Trust Assets) may be used to acquire shares of Company Stock from Company shareholders or from the Company. The Trustee may also invest Trust Assets in such other prudent investments as the Trustee deems to be desirable for the Trust or Trust Assets may be held temporarily in cash. All purchases of Company Stock by the Trustee shall be made at prices which do not exceed the fair market value of Company Stock as determined in good faith by the Trustee in accordance with the provisions of Section 19. The Trustee may invest and hold up to one hundred percent (100%) of the Trust Assets in Company Stock.

5.2	Exempt Loans. Except for the put option described in Code Section 409(h), no security acquired with the proceeds of an exempt loan may be subject to a put, call or other option buy-sell or other arrangement while held by and when distributed from the Plan whether or not the Plan has continued to operate as an Employee Stock Ownership Plan. Assets transferred in satisfaction of a loan must not exceed the amount of default. For a disqualified person the assets transferred to satisfy default can not exceed the payment schedule of the loan. The Trustee may incur Acquisition Loans exempt under Code Section 4975(e)(7) from time to time to finance the acquisition of Company Stock (Financed Shares) for the Plan or to repay a prior Acquisition Loan. An Acquisition Loan shall be for a specific term shall be used within a reasonable period of time, shall bear a reasonable rate of interest, and shall not be payable on demand except in the event of default. An Acquisition Loan may be secured by a pledge of the Financed Shares so acquired (or acquired with the proceeds of a prior Acquisition Loan which is being refinanced). No other Trust Assets may be pledged as collateral for an Acquisition Loan and no lender shall have recourse against Trust Assets other than any Financed Shares remaining subject to pledge. If the lender is a party in interest (as defined in ERISA), Financed Shares may be transferred to the lender only upon and to the extent of the failure of the Plan to meet the payment schedule of the loan. Any pledge of Financed Shares must provide for the release of the shares so pledged as payments on the Acquisition Loan are made by the Trustee and such Financed Shares are allocated to Participant Company Stock Accounts under Section 6. Except for the put option described in Code Section 409(h), no security acquired with the proceeds of an exempt loan may be subject to a put call or other options buy-sell or other arrangement while held by and when distributed from the Plan, whether or not the Plan has continued to operate as an Employee Stock Ownership Plan. Assets transferred in satisfaction of a loan must not exceed the amount of default. For a disqualified person the assets transferred to satisfy default can not exceed the payment schedule of the loan. Payments of principal and interest on any Acquisition Loan shall be made by the Trustee only from Employer Contributions to enable the Trust to repay such Acquisition Loan, and to the extent permitted under applicable law from earnings attributable to such Employer Contributions and from any dividends received by the Trust on such Financed Shares.

5.3	Alternative Investments. A Participant's Salary Reduction Contributions or Rollover Contributions may be, at the Participant's election, invested in Company Stock. A Participant may, with the consent of the Trustee direct the investment of his existing Salary Reduction Contributions and Rollover Contributions in the following Investment Funds:

(i) An Equity Fund shall be a fund, the principal investment goal of which shall be capital appreciation primarily through investment in Company Stock. The Trustee may apply Employer Contributions and the Profit

Sharing Accounts which are Participant-directed pursuant to this Section, to payments of principal and interest on an Acquisition Loan.

	(ii)	A Mutual Fund.

	(iii)	A Money Market Fund.

	(iv)	Any other Fund which the Trustees may establish from time to time.

5.4	Valuations. As of each Anniversary Date, the Trustee shall determine the fair market value of each Investment Fund, where applicable, in accordance with Section 19 of this document. With respect to each such Investment Fund, the Trustee shall determine the net gain or loss resulting from expenses paid, and realized and unrealized gains and losses. After each Anniversary Date, the net gain or loss of each Investment Fund shall be allocated by the Committee, or its agent, to the Accounts of Participants participating in such Investment Fund.

The reasonable and equitable decision of the Trustee as to the value of each Investment Fund and of any Account as of each Anniversary Date shall be conclusive and binding upon all Participants having any interest, direct or indirect, in the Investment Funds or in any Account.

SECTION 6. ALLOCATIONS TO PARTICIPANT'S ACCOUNT

6.1	Accounts Separate Accounts shall be established to reflect each Participant's interest in the Plan. Within each of the Accounts described in the following Sections herein, a separate Company Stock Account and Other Investments Account will be determined and maintained in accordance with the procedures contained in Subsection (6.8).

6.2	Employer Matching Contribution Accounts.

	(a)	Employer Discretionary Matching Contribution Account. The Employer Discretionary Matching Contribution Account maintained for each Participant will be credited annually with the amount of the Employer Discretionary Matching Contribution allocable to such Participant, and with his share of the net income (or loss) of the Trust.

	(b)	Qualified Employer Discretionary Matching Contribution Account. The Qualified Employer Discretionary Matching Contribution Account maintained for a Participant will be credited with the amount of any Qualified Employer Discretionary Matching Contribution allocable to the Participant, and with its share of the income (or loss) of the Trust. Qualified Employer Discretionary Matching Contributions will be allocated only among the accounts of non-Highly Compensated Participants.

6.3 Employer Discretionary Basic Contribution Account. The Employer Discretionary Basic Contribution Account maintained for each Participant will be credited annually with his allocable share of Employer Discretionary Basic Contributions and with his share of the net income ( or loss) of the Trust. Employer Discretionary Basic Contributions will be made only to satisfy the actual contribution percentage test and actual deferral percentage test in Sections 4.2 and 4.3 of the Plan as of the Anniversary Date among the Accounts of all non-highly Compensated Participants so entitled under Section 3.1, based on the percentage of such non-Highly Compensated Participant's Adjusted Compensation to the total Adjusted Compensation of all non-Highly Compensated Participants.

6.4 Employee Salary Reduction Account. The Employee Salary Reduction Contribution Account maintained for each Participant will be credited (or debited) at least annually (or more frequently at the Board's discretion) with his share of the net income (or loss) of the Trust his Salary Reduction Contributions if any, made during that Valuation Period and with any financed shares released from the Loan Suspense Account on account of his Salary Reduction Contributions. If securities acquired with the proceeds of an exempt loan available for distribution consist of more than one class a Distributee must receive substantially the same proportion of each such class.

6.5 Employee Rollover Contribution Account. The Rollover Contribution Account maintained for each Participant will be credited (or debited) at least annually (or more frequently at the Board's discretion) with his share of net income (or loss) of the Trust and with his Rollover Contributions, if any, made during that Valuation Period.

6.6	Reserved.

6.7   Employer Discretionary Optional Contribution Account. The Employer Discretionary Optional Contribution Account of a Participant will be allocated, as of the Anniversary Date, its share of any Employer Discretionary Optional Contribution under Section 4.1, in the ratio which the Adjusted Compensation of each such Participant bears to the Adjusted Compensation of all such Participants for that Plan Year. A separate Company Stock Account and Other Investments Account shall be established to reflect each Participant's interest under the Employer Discretionary Optional Contribution portion of the Plan. The Company Stock Account maintained for each Participant will be credited annually with his allocable share of Company Stock (including fractional shares) purchased and paid for by the Trust or contributed in kind to the Trust including any Forfeitures of Company Stock. Any stock dividends on Company Stock will be allocated to a Participant's Company Stock Account on an annual basis (or more frequently at the Board's discretion). Financed Shares shall initially be credited to a Loan Suspense Account and shall be allocated to the Company Stock Accounts of Participants only as payments on the Acquisition Loan are made by the Trustee. The number of Financed Shares to be released from the Loan Suspense Account for allocation to Participants' Company Stock Accounts for each Plan Year shall be determined by the Committee as described below.

(a)	General Rule. The number of Financed Shares held in the Loan Suspense Account immediately before the release for the current Plan Year shall be multiplied by a fraction. The numerator of the fraction shall be the amount of principal or principal and interest paid on the Acquisition Loan for that Plan Year. The denominator of the fraction shall be the sum of the numerator plus the total payments of principal or principal and interest on the Acquisition Loan projected to be paid for all future Plan Years. For this purpose the interest to be paid in future years is to be computed by using the interest rate in effect as of the Anniversary Date of the Plan Year.

(b)	Special Rule. The Committee may elect (at the time an Acquisition Loan is incurred) or the provisions of the Acquisition Loan may provide for the release of shares from the Loan Suspense Account based solely upon the ratio that the payments of principal for each Plan Year bear to the total principal amount of the Acquisition Loan. This method may be used only if (A) the Acquisition Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten (10) years; (B) interest included in any payment on the Acquisition Loan is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables and (C) the entire duration of the Acquisition Loan repayment period does not exceed ten (10) years, even in the event of a renewal, extension or refinancing of the Acquisition Loan.

6.8 Other Investments Accounts. The Other Investments Account maintained for each Participant will be credited (or debited) at least annually (or more frequently at the Board's discretion) with his share of the net income (or loss) of the Trust with any cash dividends on Company Stock allocated to his Company Stock Account (other than currently distributed dividends) and with his allocable share of Employer Contributions in cash. Any Forfeitures from the Other Investments Accounts will be allocated on an annual basis. Such Account will be debited for the Participant's share of any cash payments made for the acquisition of Company Stock or for the repayment of any principal and interest on an Acquisition Loan.

The allocations to Participants' Accounts for each Plan Year will be made as follows under the remaining subsections of this Section.

6.9 Employer Contributions and Forfeitures. Employer Discretionary Optional Contributions and Forfeitures under Section 12.4 and 12.5 for each Plan Year will be allocated as of the Anniversary Date among the Accounts of Participants so entitled under Sections 3.2 and 6.2 in the ratio which the Adjusted Compensation of each such Participant bears to the total Adjusted Compensation of all such Participants for that Plan Year. Employer Discretionary Basic Contributions under Section 4 for each Plan Year will be allocated as of the Anniversary Date among the Accounts of all non-Highly Compensated Participants so entitled in the ratio which the Adjusted Compensation of each such Participant bears to the total Adjusted Compensation of all such non-Highly Compensated Participants for that Plan Year. Employer Discretionary Matching Contributions and Qualified Employer Discretionary Matching Contributions will be allocated as a percentage of the Salary Reduction Contributions of all eligible Participants in the case on Employer Discretionary Matching Contributions, and non- Highly Compensated Participants in the case of Qualified Employer Discretionary Matching Contributions. See generally Sections 3.2 and 4.1(a)(ii) . If securities acquired with the proceeds of an exempt loan available for distribution consist of more than one class a Distributee must receive substantially the same proportion of each such class.

6.10	Requirements to Share in Employer Contributions and Forfeitures.

(a)	General.

A Participant is generally entitled to share in the allocations of Employer Contributions and Forfeitures only for a Plan Year in which he was an Employee (or on Approved Absence) on the Anniversary Date and has completed 1,000 Hours of Service during that Plan Year. Notwithstanding the foregoing or any other provision of the Plan to the contrary, for Plan Years during which the Plan would otherwise fail to satisfy the minimum coverage requirements of Code Section 410(b) because Employer contributions have not been allocated to an appropriate group of Employees, then the group of Employees eligible to share in the Employer's contribution and/or forfeiture allocation for such Plan Year shall be expanded to include the minimum number of Participants who are not actively employed on the last day of the Plan Year as are necessary to satisfy such coverage requirements. The specific employees who shall become so eligible shall be those Employees who, when compared to similarly situated Employees, have been credited with the greatest number of hours of service for the Plan Year.

(b)	Partial Year Allocations.

	(i)	Initial Year of Participation. With respect to the Plan Year in which an Employee initially commences participation, allocations of Employer Basic and Optional Contributions and Forfeitures, if any, shall be based upon the Participant's Compensation for the entire Plan Year.

	(ii)	Termination Year Allocation. With respect to whether a Participant shall share in an allocation of Employer Contributions and Forfeitures, if any, for the Plan Year during which the Participant terminates employment for reasons other than Retirement, death or disability, a Participant shall not share in such an allocation for the Plan Year during which the Participant terminates employment, unless the Participant completes 1,000 Hours of Service during the Plan Year of termination and is employed on the last day of the Plan Year.

	(iii)	Special Allocation Upon Death, Disability or Retirement. A Participant (or Beneficiary) shall share in the Employer's Contributions and any Forfeitures made and allocated for the Plan Year during which the

Participant's termination of employment occurs, regardless of the number of Hours of Service performed during the Plan Year or whether the Participant is employed on the last day of the Plan Year, if the Participant's termination of employment is on account of Death, Disability or attainment of Retirement Age under the Plan

6.11 Special Allocation. For Plan Years during which the Plan would otherwise fail to satisfy the minimum coverage requirements of Code Section 410(b) because Employer contributions have not been allocated to an appropriate group of Employees, then the group of Employees eligible to share in the Employer's contribution and/or forfeiture allocation for such Plan Year shall be expanded to include the minimum number of Participants who are not actively employed on the last day of the Plan Year as are necessary to satisfy such coverage requirements. The specific employees who shall become so eligible shall be those Employees who, when compared to similarly situated Employees, have been credited with the greatest number of hours of service for the Plan Year .

6.12 Allocation Limitations. The "limitation year" for purposes of applying the limits of Code Section 415 is the Plan Year. For each Plan Year the Annual Additions with respect to any Participant may not exceed the lesser of:

(a)	twenty-five percent (25%) of his Compensation for limitation years beginning before 2002, or one hundred percent (100%) of his Compensation for limitation years beginning after 2001; or

(b)	the Defined Contribution Dollar Limitation.

For this purpose, "Annual Additions" shall be the total amount of any Employer Contributions, Salary Reduction Contributions, voluntary contributions and Forfeitures (including any income attributable to Forfeitures and amounts described in Code Sections 415(1)(1) and 419A(d)(2) allocated to the Participant in this Plan and any other Employer defined contribution plan. For purposes of applying these limitations only, for Plan Years beginning after 1997 the Plan uses the safe harbor definition of Compensation pursuant to Section 1.415 -2(d)(10) of the Treasury Regulations, as defined in Section 2 of the Plan, adjusted to include deferrals described in Code Section 415(c)(3)(D). In computing Annual Additions Forfeitures of Company Stock and Employer Contributions of Company Stock shall be based on the fair market value of Company Stock as of the Anniversary Date.

Prior to the allocation of the Employer Contributions for any Plan Year, the Committee shall determine whether the amount to be allocated would cause the limitation described herein to be exceeded as to any Participant. In the event that the limitation is exceeded for any Participant due to the allocation of a forfeiture or a reasonable error in the estimation of a Participant's Compensation the excess shall be maintained in a separate suspense account and shall be allocated in the next subsequent Plan Year as if such amounts were an additional contribution to the appropriate Account. No contributions which would be included in the next limitation year's Annual Addition may be made before the total suspense account has been reallocated.

Any excess amount shall be reallocated among the Accounts of the other Participants according to the ratio which the Adjusted Compensation of each such Participant bears to the total Adjusted Compensation of all such Participants for the Plan Year, to the extent possible without exceeding the limitations with respect to any other Participant for that Plan Year.

In addition, for any Participant who was covered under a defined benefit plan Annual Additions may not be allocated to his Accounts (under this Plan) in amounts which cause the sum of the defined benefit plan fraction and the defined contribution plan fraction to exceed 1.0 for any Plan Year. For this purpose, the "defined benefit plan fraction" shall have as its numerator the projected annual benefit of the Participant under the defined benefit plan as of the Anniversary Date and shall have as its denominator the lesser of (i) the product of 1.25 multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for such Plan Year; or (ii) the product of 1.4 multiplied by the amount which may be taken into account under Section 415(b)(1)(B) of the Code with respect to the Participant for such Plan Year. The "defined contribution plan fraction" shall have as its numerator the total of the Annul Additions of the Participant (under this Plan and any other Employer defined contribution plan) for all Plan Years and shall have as its denominator the sum of the lesser of the following amounts determined for such Plan Years and for each prior year of Service with an Employer: (i) the product of 1.25 multiplied by the dollar limitation taken into account under Section 415(c)(1)(A) of the Code for the year or (ii) the product of 1.4 multiplied by the amount which may be taken into account under Section 415(c)(1)(B) of the Code with respect to such Participant for such year. Provided, however, that the provisions of this paragraph shall not apply in Plan Years beginning after 1999.

Notwithstanding the above, elective deferrals (within the meaning of Section 402(g)(3) may be distributed or Employee contributions (whether voluntary or mandatory) may be returned to the extent that the distribution or return would reduce the excess amounts in the Participant's Account. These amounts are disregarded for purposes of Section 402(g), the actual deferral percentage test of Section 401(k)(3) and the actual contribution percentage test of Section 401(m)(2).

6.13 Special Limitation Provision. Any Employer Contributions which are applied by the Trust (not later than the due date, including extensions for filing the Company's Federal income tax return for that Plan Year) to pay interest on an Acquisition Loan, and any Financed Shares which are allocated as Forfeitures shall not be included as Annual Additions under Section 6.9; provided, however, that the provisions of this Section 6.13 shall be applicable only for Plan Years for which not more than one-third (a) of the Employer Contributions applied to pay principal or interest or both on an Acquisition Loan are allocated to Participants who are Highly Compensated Participants within the meaning of Code Section 414(q).

6.14 Net Income (or Loss) of the Trust. The net income (or loss) of the Trust for each Valuation Period will be determined as of the Valuation Date. Each Participant's share of the net income (or loss) will be allocated to his Accounts in the ratio which the balance of such Accounts on the preceding Valuation Date plus fifty percent (50%) of such Participant's Salary Reduction Contribution and Employer Contribution for the then current Valuation Period (reduced by the amount of any distribution of Plan Benefit from such Account during the

Valuation Period) bear to the sum of such Account balances and contributions for all Participants in the current Valuation Period. The net income (or loss) of the Trust includes the increase (or decrease) in the fair market value of Trust Assets (other than Company Stock), interest income, dividends and other income and gains (or loss) attributable to Trust Assets (other than any dividends on Company Stock allocated to Company Stock Accounts) since the preceding Valuation Date, reduced by any expenses charged to the Trust Assets for that Valuation Period. The computation of the net income (or loss) of the Trust shall not take into account any interest paid by the Trust under an Acquisition Loan.

6.15 Dividends on Company Stock. Cash dividends received on shares of Company Stock allocated to Participants' Accounts will be allocated to the respective Other Investments Account portion of the account to which such Company Stock was allocated. Cash dividends received on unallocated shares of Company Stock shall be included in the computation of net income (or loss) of the Trust. Stock dividends received on Company Stock shall be credited to the Accounts to which such Company Stock was allocated. Any cash dividends which are currently distributed to Participants, used to repay a loan to the ESOP, or used to pay administrative expenses of the Plan shall not be credited to Participants' Accounts. Employer securities with a fair market value of not less than the amount of a dividend used to make payments on a loan in which the proceeds are used to acquire the Employer securities (whether or not allocated to Participants with respect to which the dividend is paid are allocated to such Participant for the year which (but for Code Section 404(k)(2)(A)) such dividend would have been allocated to such Participant.

6.16 Accounting for Allocations. The Committee shall establish accounting procedures for the purpose of making the allocations to Participants' Accounts provided for in this Section. The Committee shall maintain adequate records of the aggregate cost basis of Company Stock allocated to each Participant's Company Stock Account. The Committee shall also keep separate records of Financed Shares and of Employer Contributions (and any earnings thereon) made for the purpose of enabling the Trust to repay any Acquisition Loans. From time to time, the Committee may modify the accounting procedures for the purposes of achieving equitable and nondiscriminatory allocations among the Accounts of Participants in accordance with the general concepts of the Plan, the provisions of this Section and the requirements of the Code and ERISA.

6.17 Limitation on Allocation to Certain Shareholders. To the extent that a Company shareholder sells qualifying Company securities to the Plan Trust and elects (with the consent of the Company) nonrecognition of gain under Section 1042 of the Code, no portion of the assets of the Plan attributable to (or allocable in lieu of) Employer securities acquired by the Plan in a sale to which Section 1042 applies may accrue (or be allocated directly or indirectly under any plan of the Employer meeting the requirements of Section 401(a)); (a) during the nonallocation period for the benefit of (i) any taxpayer who make an election under Section l042(a) with respect to Employer securities (ii) any individual who is related to the taxpayer or the decedent (within the meaning of Section 267(b)), or (b) for the benefit of any other person who owns (after application of Section 3l8(a)) more than twenty-five percent (25%) of (i) any class of outstanding stock of the corporation which issued such Employer securities or of any corporation which is member of the same control group or corporation (within the meaning of Code Section 409(1)(4)) of such corporation or (ii) the total value of any class of outstanding stock of any such corporation. For the purposes of (b) above Code Section 318(a) shall be applied without regard to the employee trust exception in Section 318(a)(2)(B)(i). Nonallocation period means the period beginning on the date of sale of the qualified securities and ending on the later of: (i) the date which is 10 years after the date of sale or (ii) the date of the Plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with such sale. The nonallocation period is the period beginning on the date of the sale of the qualified securities and ending on the later of (i) the date which is 10 years after the date of sale or (ii) the date of the Plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with such sale.

6.18 Limit on Allocations In Certain S Corporation Years. Notwithstanding any other provision of the Plan to the contrary, for any year in which the Plan holds securities in a corporation organized as an S corporation for federal income tax purposes, no portion of the Plan attributable to the assets of the Plan attributable to such securities or allocable in lieu thereof shall, during a nonallocation year within the contemplation of Code §409(p), accrue or be allocated directly or indirectly under any plan of the Employer or any Affiliate to a disqualified person within the contemplation of such Code Section in a manner which would be prohibited by that Code Section. The provisions of this subsection are effective generally for Plan Years beginning after 2004; provided, however, that for ESOPs established after March 14, 2001, or which convert to S corporation status after that date, this subsection is effective for Plan Years ending after that date.

SECTION 7. EXPENSES OF THE PLAN AND TRUST

All expenses of administering the Plan and Trust shall be charged to and paid out of the Trust Assets. The Company may pay all or any portion of such expenses, and payment of expenses by the Company shall not be deemed to be Employer Contributions.

SECTION 8. VOTING COMPANY STOCK

All Company Stock in the Trust shall normally be voted by the Trustee in such manner as it shall determine in its sole discretion. However, with respect to any corporate matter which involves the voting of Company Stock as to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transactions as may be prescribed in Code regulations, each Participant will be entitled to direct the Trustee as to the exercise of any voting rights attributable to shares of Company Stock then allocated to his Company Stock Account but only to the extent required by Sections 401(a)(22), 409(e)(2) and 409(e)(3) of the Code and the regulations thereunder. In that event, any allocated Company Stock with respect to which voting instructions are not received from Participants shall not be voted, and all Company Stock which is not then allocated to Participants' Company Stock Accounts shall be voted in the manner determined by the Trustee.

SECTION 9. DISCLOSURE TO PARTICIPANTS

(a)	Summary Plan Description. Each Participant shall be furnished with the summary plan description required by Sections l02(a)(l) and l04(b)(l) of ERISA. Such summary plan description shall be updated from time to time as required under ERISA and Department of Labor regulations thereunder.

(b)	Summary Annual Report. Within the time required after each Anniversary Date, each Participant shall be furnished with the summary annual report of the Plan required by Section 104(b)(3) of ERISA, in the form required by regulations of the Department of Labor.

(c)	Statements. Each Participant shall be furnished with an annual statement ( or more frequently at the Board's discretion) reflecting the following information:

	(1)	The balance (if any) in his Accounts as of the beginning of the last statement.

	(2)	The amounts of Employer Contributions, Salary Reduction Contributions, and Forfeitures allocated to his Accounts for the Valuation Period.

	(3)	The adjustments to his Accounts to reflect his share of dividends (if any) on Company Stock and the net income (or loss) of the Trust for the Valuation Period.

	(4)	The new balance in his Accounts, including the number of shares of Company Stock allocated to his Company Stock Account and the fair market value of Company Stock as of the Valuation Date.

	(5)	His vested percentage in his Account balances (under Sections 12 and 13) as of the Valuation Date.

(d)	Additional Disclosure. The Committee shall make available for examination by any Participant copies of the Plan, the Trust Agreement and the latest annual report of the Plan filed (on Form 5500) with the Internal Revenue Service. Upon written request of any Participant, the Committee shall furnish copies of such documents and may make a reasonable charge to cover the cost of furnishing such copies, as provided in regulations of the Department of Labor.

SECTION 10. PARTICIPANTS’ ACCOUNTS

10.1 Participants' Accounts. The Administrator shall maintain a separate account for each Participant, separately recording the Participant's interest in:

(a)	Participants’ Salary Reduction contributions;

(b)	Employer Discretionary Matching Contributions;

(c)	Employer Discretionary Basic Contributions;

(d)	Employer Discretionary Optional Contributions

(i) Company Stock Account, and

(ii) Other Investments Account;

(e)	Qualified Employer Discretionary Matching Contributions;

(f)	Rollover Accounts.

Individual accounts shall also be maintained for all former Participants who still have an interest in the Plan. The individual accounts shall not require segregation of Trust Assets and no Participant, former Participant or Beneficiary shall acquire any right to or interest in any specific asset of the Trust as a result of the allocation provided for in the Plan.

10.2	Valuation of Assets.

	(a)	Non-Company Stock Assets. Trustee, as of the last day of each Plan Year (and at such other time or times as the Committee shall direct), shall determine the net worth of the assets of the Trust Fund (other than Company Stock Accounts). In determining such net worth, Trustee shall evaluate the assets of the Trust Fund at their fair market value as of such valuation date and shall deduct all expenses for which the Trustee has not yet obtained reimbursement from the Company or from the Fund. Such valuation shall not include any accounts which have been segregated in accordance with the applicable Plan provisions or any investments in Company Stock.

	(b)	Company Stock. Company Stock shall be valued as provided in Section 19.

10.3	Nonreversion. Under no circumstances shall any part of the corpus or income of the Trust (including forfeitures) ever revert to or inure to the benefit of Employer or be used for any purpose whatsoever other than for the exclusive purposes of providing benefits to Participants in the Plan and their beneficiaries and defraying reasonable expenses of administering the Plan, except as provided in Sections 4.2(e).

10.4	Adjustment of Accounts. As of the Valuation Date, and before crediting the amount of any contributions and forfeitures for the year allocated to the Participants, Administrator shall adjust and make allocations to the accounts of Participants, as follows:

(a)	Each account shall be adjusted for payments made to the Participant or Beneficiary or for his benefit during the period including withdrawals under Section 17.

(b)	Each Participant shall be credited with the appropriate portion of the Employer Contributions during the period which have not previously been credited to his account.

(c)	An Employee's Elective Deferral Account shall be credited with any deferrals made by that Participant during the period and not previously credited to his accounts and reduced by any withdrawals made during the period.

(d)	In the case of a forfeiture of an Employer Contribution Account during the Plan Year, there shall be subtracted from the applicable Participant's Account the amount of the forfeiture.

(e)	The net realized income or loss of the account for the period and any net increase or decrease in the fair market value of the account shall be credited to or charged to each account as provided in Section 6.14.

10.5 Valuation of Accounts. Should a Participant terminate employment, retire, become disabled or die, his accounts shall be valued on the Valuation Date preceding or coinciding with such occurrence, adjusted for any payments to or withdrawals made by the Participant and further adjusted for Salary Reduction Contributions made by the Participant and any Employer Contributions made and any Company Stock released from the Suspense Account, subsequent to such Valuation Date. If the terminated Participant's Accounts are not fully distributed to him, the valuation shall be made as of the Valuation Date preceding or coinciding with the date of distribution.

SECTION 11. BENEFITS

11.1	Retirement. When a Participant attains the applicable Retirement Date defined in Section 12 and terminates employment with Employer, Administrator shall direct Trustee to distribute the Plan Benefit to the Participant pursuant to the provisions of this Plan.

11.2	Death.

	(a)	Benefits. Upon the death of a Participant, Administrator shall direct Trustee to distribute the Participant's Plan Benefit to the Beneficiaries designated pursuant to the applicable provisions of this Plan. The Plan Benefit shall be equal to the value of the deceased Participant's Account(s) which have not been distributed at the time of death or the survivor's portion of any annuity which has been purchased for the Participant. The deceased Participant's Account(s) shall include the proceeds of any life insurance policies on the life of the Participant earmarked for such accounts and the proceeds shall be distributed to the Beneficiary. Any key man life insurance acquired as a general asset of the Trust and not earmarked for the deceased Participant's Account shall be treated as a gain to the Trust and allocated proportionately, based upon account balances to all Trust Accounts (except segregated accounts) as of the date of death.

(b)	Proof of Death. Administrator may require such proper proof of death and such evidence of the right of any person to receive payment of the account value of a deceased Participant or former Participant as Administrator may deem desirable.

(c)	Designation of Beneficiary. Each Participant may designate a Beneficiary of the Participant's Plan Benefit which becomes payable on account of the death of the Participant. Such designation shall be made in a form satisfactory to Administrator and in accordance with the requirements of Section 401(a)(9) of the Code and the applicable regulations. The designation shall name a specific Beneficiary or Beneficiaries. A valid irrevocable trust with identifiable trust beneficiaries may be designated if a copy of the trust instrument is provided to Administrator prior to the date of Participant's death. Any Participant may, at any time, revoke or change the designation of Beneficiary by filing written notice of such revocation or change with Administrator. Any change requires a new designation made in accordance with these provisions and shall automatically revoke all prior designations.

A designation or change of a designation by a married Participant of a Beneficiary other than the surviving spouse shall not be effective unless one of the following applies:

(i)	The spouse (or the spouse's legal guardian if the spouse is legally incompetent) executes a consent in writing that acknowledges the identity of the specific non-spouse Beneficiary (including any class of Beneficiaries or any contingent Beneficiaries) who will receive the benefit and acknowledges the effect of such consent. If the designation is a trust, the Participant's spouse need only consent to the trust and need not consent to the specific trust Beneficiaries or changes to Beneficiaries.

(ii)	The spouse (or the spouse's legal guardian if the spouse is legally incompetent) executes a general consent which permits the Participant to change the beneficiary designation without any requirement of further consent by the spouse. A general consent executed after October 21, 1986, must state that the spouse has the right to limit consent to a specific Beneficiary (or a specific optional form of benefit where applicable) and that the spouse voluntarily elects to relinquish such right.

(iii)	The consent cannot be obtained because (a) the spouse cannot be located, (b) the Participant obtains a court order (in the absence of a Qualified

Domestic Relations Order) that the Participant is legally separated or has been abandoned by his or her spouse (within the meaning of local law), or (c) because of other circumstances provided by applicable regulations.

Any consent must be in writing and be witnessed by a plan representative or a notary public. The consent may, by its terms, preclude the spouse from revoking the consent after it has been given.

(d)	Effect of Divorce. If the Participant's marital status changes after the Participant has designated a Beneficiary, the following shall apply subject to any applicable qualified domestic relations order:

(i) If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse had consented to it in the manner prescribed above.
(ii) If the Participant is unmarried at death but was married when the designation was made, any designation of the ex-spouse as a Beneficiary shall be void but a designation of a non-spouse Beneficiary shall remain valid.

(iii) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

(e)	Failure to Designate a Beneficiary. If any Participant shall fail to designate a Beneficiary, if all designated beneficiaries shall have predeceased the Participant, or if the beneficiary designation on file with Administrator is not valid at the time of Participant's death, then Administrator shall distribute the Participant's Plan Benefits as follows:

(i) To the Participant's surviving spouse, or if there be none surviving,

(ii) To the Participant's children, in equal shares, or if there be none surviving,

(iii) To the estate of the Participant.

11.3 Disability. In the event of a Participant's Disability (while employed), Administrator shall direct Trustee to distribute his Plan Benefit to him pursuant to the provisions of the Plan. Disability shall mean a disability of a type which entitled him to receive total disability benefits under Social Security.

11.4 Termination of Employment. If a Participant shall terminate employment with Employer for any reason other than those specified in the preceding paragraphs of this section, participation in the Plan shall cease, and the Participant's vested Plan Benefit shall be distributed pursuant to the following provisions of the Plan.

SECTION 12. VESTING AND FORFEITURES

12.1 Full Vesting. A Participant is 100% vested at all times in his Account due to Employer Discretionary Basic Contributions, Qualified Employer Discretionary Matching Contributions, Employee Salary Reduction Contributions and Rollover Contributions.

12.2 Graduated Vesting. If a Participant terminates employment for any reason other than retirement, disability or death, his Accounts attributable to his Employer Discretionary Optional Contribution Account, Profit Sharing Account and Employer Discretionary Matching Contributions will be determined on the basis of his nonforfeitable interest, in accordance with the following vesting schedule:

Credited Service	Nonforfeitable
Under Section 13	Percentage

Less than One Year	0%
One Year	20%
Two Years	40%
Three Years	60%
Four Years	80%
Five Years	100%

12.3 Retirement, Death and Disability. A Participant’s interest in his Account(s) shall be fully vested regardless of his Years of Service upon the occurrence of (a) attainment of Normal Retirement Age; (b) death while still employed by Employer; or (c) or Disability.

12.4 Forfeitures Any portion of the final balances in a Participant's Accounts which is not vested (and does not become part of his Plan Benefit) will become a Forfeiture as of the Anniversary Date in the Plan Year in which the Participant has received or is deemed to have received a distribution of his nonforfeitable interest in his Account balances. For periods prior to the date of execution hereof, no Forfeiture will occur prior to the date the individual incurs a Break in Service. If the Participant has not received a distribution of his vested Account balances, then the portion of his Account balance which is not vested shall be forfeited only upon the occurrence of a five consecutive year Break in Service. Forfeitures shall first be charged against a Participant's Other Investments Account with any balance charged against his Company Stock Account at the then fair market value of Company Stock. Financed Shares shall be forfeited only after other shares of Company Stock have been forfeited. Forfeitures will be reallocated among the Participants, as provided in Section 6, as of the Anniversary Date of the Plan Year in which a Forfeiture occurs. A Break in Service will occur only in a Plan Year for which a Participant is not credited with more than 500 hours of Service. If more than one class of qualifying Employer securities subject to exempt loan provisions have been allocated to a Participant's Account the Plan must forfeit the same proportion of each such class.

12.5 Restoration of Forfeited Accounts. If a Participant who has incurred a forfeiture is re-employed prior to the occurrence of a five-consecutive-year Break in Service, the portion of his

Accounts (attributable to the prior period of Service) that was forfeited shall be restored as if there had been no Forfeiture, provided the Participant does not thereafter incur a fifth consecutive Break in Service and repays any amounts previously distributed within five (5) years of the date of re- employment. Such restoration shall be made out of Forfeitures in the Plan Year of re-employment (prior to allocations under Section 6.7. To the extent such Forfeitures are not sufficient, the Company shall make a special contribution to the Participant's restored Accounts. Any amount so restored to a Participant shall not constitute an Annual Addition under Section 6.9. If more than one class of qualifying Employer Securities subject to exempt loan provisions have been allocated to a Participant's Account, the Plan must forfeit the same proportion of each such class. The loan for Employer Securities must primarily be for the benefit of the Plan Participants and Beneficiaries of the Plan.

12.6 Subsequent Vesting. If a Participant receives a distribution of his Plan Benefit and is re- employed prior to the occurrence of five consecutive one year Breaks in Service, his Plan Benefit ("X") shall be determined prior to the date he becomes fully vested in accordance with the following formula:

X = P(AB+D) -D

For purposes of applying this formula, P is the vested percentage at the time of the later determination, AB is the total account balance at that time, and D is the amount previously distributed as a Plan Benefit"

12.7	Reserved.

12.8	Amendment of Vesting Schedule. No amendment of the vesting schedule shall directly or indirectly deprive a Participant of nonforfeitable rights to benefits accrued to the date of the amendment. Further, if the vesting schedule of the Plan is amended, or the Plan is amended in any way that directly or indirectly affects the computation of any Participant's nonforfeitable percentage, or if the Plan is deemed amended by an automatic change to or from a top-heavy vesting schedule, each Participant with at least three Years of Service with the Employer may elect, within a reasonable period after the adoption of the amendment or the change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment.

 An amended vesting schedule will apply to a Participant only if the Participant receives credit for at least one Hour of Service after the new schedule becomes effective.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of:

(a)	60 days after the amendment is adopted;

(b)	60 days after the amendment becomes effective; or

(c)	60 days after the Participant is issued written notice of the amendment by Employer or Administrator.

SECTION 13. CREDITED SERVICE

13.1 General Rule. For purposes of vesting, an Employee's Credited Service includes the total number of Plan Years after 1979 in which he is credited with at least 1,000 Hours of Service with the Employer. Credited Service shall include such Service with the Company or any Affiliated Company. For purposes of vesting, service with an Employer includes service with Employers who are members of a controlled group of corporations within the meaning of Code Section 1563(a) without regard to Subsections (a)(4) and (e)(3)(c), and regardless of whether such members are adopting Employers of the Plan. In any case in which the Employer maintains a plan of a predecessor employer, service for such predecessor shall be treated as service for the Employer. In any case in which the Employer maintains a plan which is not the plan maintained by a predecessor employer, service for such predecessor shall, to the extent provided in regulations prescribed by the Secretary, be treated as service for the Employer. Service of any Employee who is a Leased Employee to any Employer aggregated under Section 414(b), (c), or (m) must be credited for vesting purposes whether or not such individual is eligible to participate in the Plan.

13.2 Reemployment If a former Participant is reemployed after the occurrence of a Break in Service, the following special rules shall apply in determining his Credited Service for vesting purposes:

(a)	New Accounts will be established to reflect his interest in the Plan attributable to his Service after the Break in Service.

(b)	If he is reemployed after the occurrence of a five consecutive year Break in Service, or if Credited Service after the Break in Service will not increase his vested interest in his Accounts attributable to Service prior to the Break in Service.

(c)	After he completes one (1) Plan Year of Credited Service following his reemployment, subject to the foregoing his Credited Service with respect to his new Accounts will include his Credited Service accumulated prior to the Break in Service.

(d)	In the case of a Participant who is reemployed who has not attained a vested interest under this Plan, Service prior to the Break in Service shall not be included in determining his Credited Service provided the number of consecutive one-year Breaks in Service equals or exceeds the greater of five (5), or the aggregate number of years of Credited Service before such consecutive Breaks in Service.

13.3 Hours of Service. For purposes of determining the Hours of Service to be credited to an Employee under the Plan the following rules shall be applied:

(a) Hours of Service shall include:

(i)	each hour of Service for which an Employee is paid, or entitled to payment for the performance of duties for Employer with such hours of Service being credited in the Plan Year in which the duties are performed; and

(ii)	each hour of Service for which an Employee is paid, or entitled to payment for a period during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence; provided that no more than 501 Hours of Service need be credited for one continuous period during which an Employee does not perform duties; and

(iii)	each hour of Service for which back pay, irrespective of mitigation of damages, is either awarded or agreed to; provided, however, that Hours of Service credited under either subparagraph (a) or (b) above shall not be credited under this subparagraph (c). "These Hours of Service will be credited to Employee for the Plan Year to which the award or agreement pertains rather than the Plan Year in which the award agreement or payment is made.

(b)	The crediting of Hours of Service shall be determined by the Committee in accordance with the rules set forth in Section 2530.200b-2(b) and (c) of the regulations prescribed by the Department of Labor, which rules shall be consistently applied with respect to all Employees within the same job classification.

(c)	Hours of Service shall not be credited to an Employee for a period during which no duties are performed if payment is made or due under a plan maintained solely for the purpose of complying with applicable worker's compensation unemployment compensation or disability insurance laws, and Hours of Service shall not be credited on account of any payment made or due an Employee solely in reimbursement of medical or medically-related expenses.

(d)	Hours of Service will be credited for employment with other members of an affiliated service group (under Section 414(m) of the Code), a controlled group of corporations (under Section 414(b) of the Code), a group of trades or businesses under common control (under Section 414(c) of the Code), or a group described in the regulations promulgated under Section 414(o) of the Code of which an Employer is, or may become, a member.

(e)	For purposes of determining whether an Employee has incurred a Break in Service and for vesting and participation purposes, if an Employee begins a maternity/paternity leave of absence described in Section 411 (a)(6)(E)(i) of the Code his Hours of Service shall include the Hours of Service that would have been credited to him if he had not been so absent (or eight (8) Hours of Service for each day of such absence if the actual Hours of Service cannot be determined).

An Employee shall be credited for such Hours of Service (up to a maximum of 501 Hours of Service) in the Plan Year in which his absence begins (if such crediting will prevent him from incurring a Break in Service in such Plan Year) or, in all other cases, in the following Plan Year. For purposes of this provision, a maternity/paternity leave of absence described in Section 411 (a)(6)(E)( i) of the Code pertains to a Participant who is absent from work for any period by reason of the pregnancy of the Participant, by reason of the birth of a child of the Participant, by reason of the placement of a child with the Participant in connection with the adoption of such child by such Participant, or for purposes of caring for such child for a period beginning immediately following such birth or placement.

SECTION 14. WHEN BENEFITS WILL BE DISTRIBUTED

14.1 In General. A Participant's Plan Benefit will be computed following the termination of employment, and will be available for distribution as soon as is administratively practicable thereafter. In no event however, shall distribution in such case be delayed later than one year after the close of the Plan Year in which the Participant retires, is disabled or dies without the consent of the Participant. Under certain circumstances described in Section 14.4, the Committee may delay the timing of a distribution to the Participant because the Plan lacks sufficient cash liquidity to convert a Participant's Stock Account to cash. However, in no event shall distribution of the Other Investments Account of a Participant terminating for reasons other than retirement disability, or death be delayed later than the Anniversary Date of the Plan Year following the year of termination.

In no event however (with the exception of Financed Shares described in the succeeding section), shall distribution be deferred more than one year after the close of the fifth Plan Year following the Participant's termination of employment (unless the Participant has been reemployed by the Company at the end of the fifth Plan Year following the termination of employment or the Participant has chosen to delay the distribution of his Accounts beyond this date). In the event any portion of the Participant's Account consists of Company Stock attributable to a loan made to the Plan (pursuant to Section 5 of the Plan) which has not been fully repaid if the Plan lacks sufficient cash liquidity as described in Section 14.4, the above timing as to distributions may be delayed until the earlier of the Plan Year in which sufficient cash liquidity is available or the Plan Year following the year in which the loan is fully repaid. Once entitled to distribution, the Participant will receive a distribution of the Participant's Accounts in a single sum distribution.

A Participant's consent is required for distributions under Code Section 411(a)(11) while such distributions are immediately distributable, The failure to consent to a distribution by a Participant constitutes an election to defer. The restrictions described therein are applicable to any distribution including one under Code Section 409(o).

Notwithstanding the foregoing, if the fair market value of a Participants Account attributable to Company Stock is in excess of $885,000 as of the date distribution is to begin, the five-year maximum distribution period shall be extended by one additional year (up to an additional five years) for each $175,000 increment, or fraction of such increment by which the value of the Participants' Account exceeds $885,000. The $885,000 and $175,000 dollar amount shall be subject to adjustment in accordance with Section 409(o)(2) of the Code.

14.2 Required Distributions. Unless the Participant otherwise elects, distribution of a Participant's Plan Benefit shall commence not later than sixty (60) days after the Anniversary Date coinciding with or next following his Normal Retirement Age (or his termination of Service, if later). The distribution of the Plan Benefit of any Participant who is not a 5-percent owner of the Company must commence not later than April 1 of the calendar year following the later of the calendar year in which he attains age 70½ or has terminated service, regardless of any consent requirements pursuant to Section 15.3 of the Plan. A non-5% owner may elect by such April 1 to delay distribution until a later termination of service, but in the absence of an election to the contrary distributions will begin by such April 1 If the Participant owns, directly or indirectly, more than 5-percent of the outstanding stock of the Company or stock possessing more than 5-percent of the total combined voting power of all stock of the Company, the distribution of the Plan Benefit of such Participant with respect to the calendar year in which he attains age 70½ must commence not later than April 1 of the next calendar year (even if he has not terminated Service and regardless of any consent requirements pursuant to Section 15.3 of the Plan). Distributions from the Plan will be made in accordance with the requirements of the Regulations under Section 401(a)(9), including the minimum distribution incidental benefit requirements of Section 1.401(a)(9) -2 of the proposed Regulations. With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Internal Revenue Code in accordance with regulations under section 401(a)(9) that were proposed in January, 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

14.3 Post-Separation Accounts. If any part of a Participant's Plan Benefit is retained in the Trust after his Service or participation ends, his Accounts will continue to be treated as provided in Section 6. However, such Accounts will not be credited with any additional Employer Contributions or Forfeitures.

14.4 Necessary Delays. In accordance with Section 15 of the Plan, if Company Stock is not readily tradable on an established market, the Participant must be given the right to demand distribution of his Plan Benefit entirely in cash, Company Stock, or some combination of the two. In such case, the Trustees will strive to create sufficient cash reserves in the Plan to permit a terminating Participant to convert the portion of his Plan Benefit consisting of Company Stock to cash. However, should Plan cash reserves not permit conversion of Company Stock to cash, the Committee may delay distribution of a Participant's Plan Benefit, within the limits described in Section 14.1, until the date such Plan cash reserves can be reasonably generated through either additional Employer contributions to the Plan or a restructuring of existing Plan assets.

14.5 Unclaimed Accounts. The Plan does not require either the Trustee or the Plan Administrator to search for, or ascertain the whereabouts of, any Participant or Beneficiary. At the time the Participant's or Beneficiary's benefit becomes distributable, the Plan Administrator, by certified or registered mail addressed to his last known address of record with the Plan Administrator or the Employer, must notify any Participant, or Beneficiary, that he is entitled to a distribution under this Plan. If the Participant, or Beneficiary, fails to claim his distributive share or make his whereabouts known in writing to the Plan Administrator within 6 months from the date of mailing of the notice, the Plan Administrator will treat the Participant's or Beneficiary's unclaimed payable Account as forfeited and will reallocate the unclaimed payable Account in accordance with the Plan's forfeiture provisions. Where the benefit is distributable to the Participant, the forfeiture under this paragraph occurs as of the last day of the notice period, if the Participant's nonforfeitable Account does not exceed $1,000 (excluding the value of any rollover contributions and earnings thereon for distributions made after 2001), or as of the first day the benefit is distributable without the Participant's consent, if the present value of the participant's nonforfeitable Account exceeds $1,000 (excluding the value of any rollover contributions and earnings thereon for distributions made after 2001). Where the benefit is distributable to a Beneficiary, the forfeiture occurs on the date the notice period ends except, if the Beneficiary is the Participant's spouse and the Nonforfeitable Account payable to the spouse exceeds $1,000 (excluding the value of any rollover contributions and earnings thereon for distributions made after 2001), the forfeiture occurs as of the first day the benefit is distributable without the spouse's consent. Pending forfeiture, the Plan Administrator, following the expiration of the notice period, may direct the Trustee to segregate the nonforfeitable Account in a segregated Account and to invest that segregated Account in Federally insured interest bearing savings accounts or time deposits (or in a combination of both), or in other fixed income investments. If a Participant or Beneficiary who has incurred such a forfeiture of his Account under the provisions of this paragraph makes a claim, at any time, for his forfeited Account, the Plan Administrator must restore the Participant's or Beneficiary's forfeited Account to the same dollar amount as the dollar amount of the Account forfeited, unadjusted for any gains or losses occurring subsequent to the date of the forfeiture. The Plan Administrator will make the restoration during the Plan Year in which the Participant or Beneficiary makes the claim, first from the amount, if any, of Participant forfeitures the Plan Administrator otherwise would allocate for the Plan Year, then from the amount, if any, of the Trust Fund net income or gain for the Plan Year and then from the amount, or additional amount, the Employer contributes to enable the Plan Administrator to make the required restoration. The Plan Administrator will direct the Trustee to distribute the Participant's or Beneficiary's restored Account to him not later than 60 days after the close of the Plan Year in which the Plan Administrator restores the forfeited Account. The forfeiture provisions of this Section apply solely to the Participant's or to the Beneficiary's Account derived from Employer contributions.

14.6 Small Plan Benefits. Notwithstanding the other distribution provisions of the Plan, if the Plan Benefit of a terminated Participant's Account does not exceed $1,000 (excluding the value of any rollover contributions and earnings thereon for distributions made after 2001), the Plan Benefit will be distributed in a single sum as soon as is administratively practicable after a termination of employment. In the case of a terminated Participant who has no Plan Benefit, his Plan Benefit will be deemed to have been distributed upon termination of employment.

14.7 Latest Payment Date. Unless a Participant elects otherwise, payment of benefits must begin not later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events shall occur: (a) the Participant reaches his Normal Retirement Age (65 years of age, at which time the Participant shall be fully vested if still an Employee, notwithstanding the otherwise applicable vesting provisions of the Plan), (b) the termination of the Participant's service with the Employer, or (c) the tenth anniversary of the year in which the Participant commenced participation in the Plan. However, the failure of a Participant to consent to a distribution as otherwise required under the Plan shall be deemed to be an election to defer payment of any benefit sufficient to satisfy this paragraph.

14.8 Required Beginning Date. All distributions must also commence not later than the Participant's required beginning date, which generally shall be April 1 of the calendar year following the calendar year in which the Participant leaves employment with the Employer. However, the required beginning date of distributions to a Participant who is a five percent (5%) owner for purposes of Section 401(a)(9) of the Code shall be April 1 of the calendar year following the earlier of (a) the calendar year in which the Participant attains age seventy and one-half (70½), or (b) the calendar year in which the Participant retires.

All distributions under the Plan shall be made in accordance with Section 401(a)(9) of the Code and Treasury Regulation issued thereunder. All provisions reflecting the requirements of Section 401(a)(9) or other provisions prescribed by the Commissioner shall override any distribution options of the Plan inconsistent with Section 401(a)(9).

If a Participant's benefit is paid as an annuity, either from the Plan or through a commercial annuity contract purchased by the Plan, (i) the annuity payments will be made at intervals not longer than one year, (ii) the distribution period will be over a life (or lives) or over a period certain not longer than the period described in the following paragraphs of this Section; (iii) once payments have begun over a period certain, that period certain will not be changed even if the period certain is shorter than the maximum permitted, and (iv) payments will be non- increasing or will increase only as follows: (A) by an annual percentage increase which does not exceed the annual percentage increase in a cost-of-living index that is based on prices of all items and issued by the Bureau of Labor Statistics; (B) to the extent the reduction in the amount of the Participant's payments to provide for a survivor benefit upon death, but only if the Beneficiary whose life was being used to determine the distribution period described in the following provisions of this Section dies or is no longer the Participant's Beneficiary pursuant to a qualified domestic relations order within the contemplation of Code Section 414(p); (c) to provide cash refunds of employee contributions upon the Participant's death, from any plan which holds employee contributions; or (D) to pay increased benefits that result from a Plan amendment. Notwithstanding any other provision of this Section, any benefits shall be paid only a method otherwise available to a recipient under the generally applicable provisions of the Plan. The provisions of this Section shall not be applied to provide an annuity form of payment where the Plan does not otherwise provide for an annuity form of payment. Unless the Participant's spouse is the sole designated beneficiary and the form of payment is a period certain and not life annuity, the period certain for an annuity distribution commencing during the Participant's lifetime may not exceed the applicable distribution period for the Participant under the Uniform Lifetime Table in Treasury Regulation §1.401(a)(9) -9 for the calendar year which includes the Annuity Starting Date. For purposes of the Plan, the "Annuity Starting Date" is the first day of the first period for which a benefit is paid as an annuity or, in the case of a benefit not paid as an annuity, the first day on which all events have occurred which entitle the Participant to the benefit. If the Annuity Starting Date precedes the year in which the Participant attains age 70, the applicable distribution period for the Participant is the distribution period for age 70 under such Uniform Lifetime Table plus the excess of 70 over the age of the Participant as of the Participant's birthday in the year that contains the Annuity Starting Date. If the Participant's spouse is the Participant's sole designated beneficiary and the form of distribution is a period certain and no life annuity, the period certain may not exceed the longer of the Participant's applicable distribution period or the joint life and last survivor expectancy of the Participant and the Participant's spouse as determined under the Joint and Last Survivor Table set forth in Treasury Regulation §1.401(a)(9) -9, using the Participant's and spouse's attained ages as of the Participant's and spouse's birthdays in the calendar year that contains the Annuity Starting Date.

If benefits have commenced and the Participant dies before receiving his/her entire interest under the Plan, the remaining portion of this interest, if any, shall be distributed to the Beneficiary at least as rapidly as under the method of distribution selected by the Participant. If the Participant dies prior the commencement of benefits and does not have a designated beneficiary, any distributable benefits shall be paid within the 5-year period following the Participant's death. If any part of a participant's benefit is payable to a designated beneficiary, that part will be distributed over the life of the designated beneficiary or over a period not exceeding the life expectancy of the designated beneficiary, and the distributions will begin not later than the end of the calendar year following the calendar year in which the Participant dies, or any later date which may be prescribed by Treasury Regulations. Any part distributed in accordance with the prior sentence will be treated as having been distributed in accordance with this Section. If the designated beneficiary is the surviving spouse of the Participant, the date on which the distributions are required to begin shall not be earlier than December 31 of the year in which the Participant would have attained age 70½.

For purposes of this Section, a Participant's designated beneficiary is the person designated as the Beneficiary by the Participant pursuant to the terms of the Plan and who is the designated beneficiary as determined in accordance with the provisions of Code Section 401(a)(9) and Treasury Regulation §1.401(a)(9), and the Plan shall be construed to be consistent with those provisions.

If any part of a Participant's Plan Benefit is retained in the Trust after his Service or participation ends, his Accounts will continue to be treated as provided in Section 6. However, such Accounts will not be credited with any additional Employer Contributions or Forfeitures.

SECTION 15. HOW PLAN BENEFITS WILL BE DISTRIBUTED

15.1 General. Except as noted in paragraph 15.4 of this section, distribution of a Participant's Accounts will be made in whole shares of Company Stock, cash or a combination of both, as determined by the Committee; provided, however, that the Committee shall notify the Participant of his right to demand distribution of his Accounts entirely in whole shares of Company Stock (with the value of any fractional share paid in cash); provided, however, that the Participant's request shall not be granted if the distribution of Stock would result in the number of shareholders in excess of the number that a corporation may then have and continue to qualify as an "S corporation" under Code Section 1361. If Company Stock is readily tradable on an established market, a Participant need not be given the right to demand distribution in cash. In the event a distribution is to be made in shares of Company Stock, any balance in a Participant's Other Investments Account will be applied to provide whole shares of Company Stock for distribution, at the then fair market value. If securities acquired with the proceeds of an exempt loan are available for distribution and consist of more than one class of Company Stock, a Participant must receive substantially the same proportion of each such class of Company Stock.

15.2 Death Benefits. The Trustee will make distributions from the Trust only upon the direction of the Committee. Distribution will be made to the Participant if living, and if not, to his Beneficiary as provided in Section 11.2.

15.3 Small Accounts. The Company shall furnish the recipient of a distribution with the tax consequences explanation required by Section 402(f) of the Code and shall comply with the applicable withholding requirements of Section 3405 of the Code with respect to distributions from the Trust (other than any dividend distributions under Section 18. If a Participant's Plan Benefit has at the time of any distribution or any prior distribution exceeded $1,000 (excluding the value of any rollover contributions and earnings thereon for distributions made after 2001), no portion of this Accumulation shall be distributed to him without his consent, or if the Participant has died, the consent of the surviving Participant's Beneficiary prior to the later of age 62 or normal retirement age. Regardless of the value of a Participant's Accounts, no distribution may be made under the preceding sentence after the Annuity Starting Date unless the Participant and the spouse of the Participant (or where the Participant has died, the surviving spouse) consents in writing to such distribution in accordance with Section 417 of the Code and the Regulations thereunder.

15.4 Subchapter “S” Provisions. For any Plan Year after December 31, 1997, in which the Company has in effect an election under code Section 1362(a) to be treated as a Subchapter S small business corporation, distribution of a Participant's Accounts will be made in whole shares of Company Stock, cash or a combination of both, as determined by the Committee; provided, however, that the Committee may elect to distribute the entire Participant's Accounts in cash pursuant to Code Section 409(h)(2), as amended, and the Participant shall not have the right to demand distribution of his Accounts in whole shares of Company Stock.

15.5	Distribution Options. Distributions shall be made as follows:

	(a)	Small Amounts. If the value of the Participant’s Plan Benefit does not exceed $1,000 and is not a remaining payment under a selected optional form of payment that exceeded $1,000 at the time the selected payment began, the Plan Benefit shall be distributed in the form of a single lump-sum without the requirement of the consent of the Participant.

	(b)	Other Amounts. If the value of the Participant’s Plan Benefit exceeds $1,000, the form of benefit shall be as follows:

(i) A single lump-sum payment, or as a

	(ii)	Direct Rollover. A Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover
Distribution paid directly to an Eligible Retirement Plan specified by the
Distributee in the form of a Direct Rollover.

	(iii)	Definitions.

a. Eligible Rollover Distribution. An Eligible Rollover Distribution
is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of
10 years or more; (2) any distribution to the extent such
distribution is required under Section 401(a)(9) of the Code; (3) the portion of any distribution that is not includable in gross income
(determined without regard to the exclusion for the net unrealized appreciation with respect to Employer Securities); and (4) for distributions made after December 31, 1998, any hardship
distribution described in Section 401(k)(2)(B)(i)(IV) of the Code.

		b.	Eligible Retirement Plan. An Eligible Retirement Plan is
an individual retirement account described in Section 408(a) of the
Code, an individual retirement annuity described in Section 408(b)
of the Code, an annuity plan described in Section 403(a) of the
Code, or a qualified trust described in Section 401(a) of the Code that accepts the Distributee's Eligible Rollover Distribution.
However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

		c.	Distributee. A Distributee includes a Participant, an
Employee or former Employee. In addition, the Employee's or
former Employee's surviving spouse and the Employee's or former
Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section
414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

		d.	Direct Rollover. A Direct Rollover is a payment by the
Plan to the Eligible Retirement Plan specified by the Distributee.

SECTION 16.		RIGHTS. OPTIONS AND RESTRICTIONS ON BANK STOCK

16.1 Right of First Refusal. Shares of Company Stock distributed by the Trust shall be subject to a "right of first refusal" if the Company Stock is not publicly traded at the time the right may be exercised. The right of first refusal shall not be applicable if Company Stock is publicly traded at the time the right may otherwise be exercised. For this purpose, "publicly traded" refers to shares of Company Stock which are listed on a national securities exchange or which are quoted on a system sponsored by a national securities association. If the Company Stock is subject to a right of first refusal, the right shall provide that, prior to any subsequent transfer of such shares, the shares must first be offered for purchase in writing to the Company, and then to the Trust, at the greater of their then fair market value or a bona fide third party offer. A bona fide written offer from an independent prospective buyer shall be deemed to be the fair market value of such Company Stock for this purpose. The Company and the Trustee shall have a total of fourteen (14) days to exercise the right of first refusal on the same terms offered by a prospective buyer. The Company or the Trustee may require that a Participant entitled to a distribution of Company Stock execute an appropriate stock transfer agreement (evidencing the right of first refusal) prior to receiving a distribution of Company Stock.

16.2	Put Option.

	(a)	In accordance with Section 409(h) of the Code and the regulations thereunder, the Company shall not be required to issue a "put option" to any Participant who receives a distribution of Company Stock if the Company Stock is readily tradable on any established market or if the Company is not allowed by law to purchase its own stock. If the Company is permitted by law to purchase its own stock and the Company's stock is not readily tradable on an established market, the Company shall issue a "put option" to any Participant who receives a distribution of Company Stock. The put option shall permit the Participant to sell such Company Stock to the Company at any time during two option periods, at the fair market value of such shares. The first put option period shall be for at least sixty (60) days beginning on the date of distribution. The second put option period shall be for at least sixty (60) days beginning after the new determination of the fair market value of Company Stock by the Trustee (and notice to the Participant) in the following Plan Year. The Company may allow the Trustee to purchase shares of Company Stock tendered to the Company under a put option. In the event neither the Trustee nor the Company wishes to purchase such shares, then the Participant has the right to demand distribution in cash. If the distribution to the Participant constituted a total distribution within the meaning of Code Section 409(h)(5), payment of the fair market value of a Participants' Account consisting of Company Stock may be made in five substantially equal annual payments. The first installment shall be paid not later than 30 days after the Participant exercises the put option. The Plan will pay a reasonable rate of interest (as determined by the Company or the Trustees) and will provide adequate security on amounts not paid after 30 days. If the distribution to the Participant did not constitute a total distribution within the meaning of Code Section 409(h)(5), the Participant shall be paid an amount equal to the fair market value of the Company Stock repurchased no later than 30 days after the Participant exercises the put option.

	(b)	The Company or the Trustee may at any time offer to purchase any shares of Company Stock (including, if a put option is issued, those shares not sold under the put option described in Section l6.2) which are held by former Participants (or Beneficiaries), at the then fair market value. The terms of payment for any such purchase of Company Stock may be either in a lump sum or in installments over a period not exceeding ten (10) years, with interest payable at a reasonable rate on any unpaid installment balance (as determined by the Trustee).

16.3 Legend on Certificates. Shares of Company Stock held or distributed by the Trustee may include such legend restrictions on transferability as the Company may reasonably require in order to assure compliance with applicable federal and state securities and banking laws. Except as otherwise provided in this Section 16, no shares of Company Stock held or distributed by the Trustee may be subject to a put, call or other option, or buy-sell or similar arrangement. Furthermore, except as otherwise provided in this Section 16, the Trustee may not obligate the Plan or Trust to acquire securities from a particular security holder at an indefinite time determined upon the happening of an event. The provisions of this Section 16 shall continue to be applicable to Company Stock even if the Plan ceases to be an employee stock ownership plan under Section 4975(e)(7) of the Code. The rights and protections required under Reg. Section 54.4975 -7(b)(4), relating to put, call or other options and to buy-sell or similar arrangements and Reg. Section 54.4975 -7(b)(10), (11) & (12), relating to put options are nonterminable, even if the loan is repaid or the Plan ceases to be a KSOP.

SECTION 17. HARDSHIP AND POST AGE 59½ IN-SERVICE DISTRIBUTIONS

17.1 Hardship Distributions Upon prior written notice but not more than once in any two-year period, a Participant under age 59½ may be permitted to make a withdrawal from his Other Investment Account or Salary Reduction Account in accordance with the rules listed below:

(a)	An application for approval shall be made in writing on a form provided for such purposes by the Committee, and

(b)	Withdrawals shall be subject to the following conditions:

	(1)	Withdrawals shall be approved only on account of an immediate and heavy financial hardship and shall be approved only up to the amount that is necessary to satisfy such financial hardship. The determination of the existence of an immediate and heavy financial hardship and of the amount necessary to meet such need is to be made in a nondiscriminatory and objective manner on the basis of all relevant facts and circumstances. The determination of the Committee as to justification of the withdrawal and the amount thereof shall be final.

	(2)	A distribution will generally be treated as necessary to satisfy a financial hardship if the Committee reasonably relies upon the Participants' representation that the need cannot be relieved:

                        a.      through reimbursement or compensation by insurance or otherwise, or

	b.	by reasonable liquidation of the Participant's assets (or those of his spouse), to the extent such liquidation would not itself cause an immediate and heavy financial hardship, or

	c.	by cessation of Salary Reduction Contributions under the Plan, or

	d.	by other distributions or nontaxable (at the time of the loan) loans from any tax-qualified employee benefit plans maintained by the Employer or any other employer of the Participant, or by borrowing from commercial sources on reasonable commercial terms.

(3)	For the purpose of this Section, the term "financial hardship" shall mean the financial inability to the Participant to provide the necessary funds:

	a.	to meet the medical expenses (for medical care as defined in Code Section 2l3(d)) incurred by the Participant, the Participant's spouse, or any dependents of the Participant (as defined in Code Section 152), including non-custodial children. Non prescription drugs (other than insulin) are not covered.

	b.	to provide payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his or her spouse, children or dependents, or

	c.	to provide funds for the purchase (excluding mortgage payments) of a principal residence for the Participant or to provide funds to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

	d.	Payments for burial or funeral expenses for the Employee’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, and, for taxable years beginning on or after January 1, 2006, without regard to Section 152(d)(1)(B) of the Code).

	e.	Expenses for the repair of damage to the Employee’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income).

(4)	Withdrawals shall be in an amount of not less than five hundred dollars ($500) and shall not exceed one hundred percent (100%) of the portion of the Participant's Salary Reduction Contribution.

(5)	Withdrawals shall be made in cash.

   (6) Withdrawals are limited to the portion of the Salary Reduction Account which reflects Salary Deferrals thereto. Investment experience credited to the Account is not eligible for withdrawal under this paragraph.

However, (i) in the case of a hardship withdrawal made before 2002, a Participant shall cease Salary Deferrals for a one year period after receipt of a hardship distribution, and (ii) in the case of a hardship withdrawal made after 2001, a Participant shall cease Salary Deferrals for a six (6) month period after receipt of a hardship distribution.

17.2 In-Service Distributions After 59½. A Participant may elect to receive a distribution of all or any portion of his vested Account upon attainment of age fifty-nine and one-half (59½) by providing written notification to the Administrative Committee.

SECTION 18. NO ASSIGNMENT OF BENEFITS AND DIVIDENDS

18.1 Nonalienation Prior to a Participant receiving distribution of his Plan Benefit, such Participant's Plan Benefit may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, except in accordance with a "qualified domestic relations order" (as defined in Section 414(p) of the Code) or a federal tax lien, to the extent required by applicable law.

18.2 Dividends on Allocated Stock. Any cash dividends on Company Stock allocated to the Accounts of Participants may be paid currently (or within ninety (90) days after the end of the Plan Year in which the dividends are paid to the Trust) in cash to such Participants on a nondiscriminatory basis, as determined by the Committee. Such distribution (if any) of cash dividends to Participants may be limited to dividends on shares of Company Stock which are then vested or may be applicable to dividends on all shares allocated to Company Stock Accounts.

18.3 Dividends Used to Repay Loan to Plan. To the extent permitted by applicable law, any cash dividends on allocated and/or unallocated Company Stock (and any distributions by a Subchapter S corporation based on its stock) may be used to repay a loan to the Plan which meets the requirements of Code Section 4975 and the Regulations thereunder.

18.4 Trustee Discretion as to Dividends. The decision as to whether cash dividends on Company Stock will be distributed to Participants, used to repay a loan to the ESOP, or held in the Trust shall be made in the sole discretion of the Trustee, and the Trustee may request the Company to pay such dividends directly to Participants.

SECTION 19. ADMINISTRATION

19.1 Named Fiduciaries. The Plan will be administered by a Board of Trustees (the "Trustee") and Administrative Committee (the "Committee"), each composed of individuals appointed by the Board of Directors to serve at its pleasure. The Trustee shall be the named fiduciary with authority and responsibility for the management and investment of the Trust Assets. The Committee members shall be the named fiduciaries with authority to control and manage all other aspects of the administration of the Plan and shall be the Plan Administrator under the Code and ERISA. Any Committee member may also serve as a Trustee of the Plan if so designated by the Board of Directors.

19.2 Committee. Committee action will be by vote of a majority of the members at a meeting or in writing without a meeting. Minutes of each meeting of the Committee shall be kept. The Committee shall make such rules, regulations, computations, interpretations, and decisions and shall maintain such records and accounts as may be necessary to administer the Plan in a nondiscriminatory manner for the exclusive benefit of the Participants and their Beneficiaries, as required under the Code and ERISA.

The Committee will give instructions to the Trustee with respect to matters which require instructions, as provided in this Plan and the Trust Agreement. The Committee members may allocate their fiduciary responsibilities among themselves and may designate other persons (including the Trustee) to carry out its fiduciary responsibilities under the Plan. In the event that the Committee specifically designates the Trustee to perform any of the Committees fiduciary responsibilities or if the Trustee is composed of the same individuals as the Committee then any specific instructions otherwise required by the Plan or Trust Agreement from the Committee to the Trustee with respect to such designated fiduciary responsibilities shall not be required.

The Committee shall be the designated agent of the Plan for the service of legal process.

The Committee under its discretionary authority shall:

(a)	Determine the eligibility of each Employee for participation in the Plan.

(b)	Establish and maintain Participants' Accounts under the Plan.

(c)	Determine the benefits hereunder to which Participants and their Beneficiaries are entitled.

(d)	Authorize all disbursements by Trustee from the Trust.

(e)	Publish and file or disclose or cause to be published and filed or disclosed all reports and disclosures required by ERISA.

(f)	Direct or assist Trustee in notifying Participants and their Beneficiaries of their elections with respect to withholding requirements applicable to benefit payments and to withhold from such payments, unless Administrator has directed Trustee to withhold.

(g)	Obtain from Participants and their Beneficiaries elections with respect to forms of payment of benefits and obtain spousal consent and waivers where required.

(h)	Hear and decide Participant claims pursuant to the Plan's claims procedure.

(i)	Determine whether a domestic relations order constitutes a Qualified Domestic Relations Order and whether a putative Alternate Payee otherwise qualifies for benefits hereunder.

(j)	Determine whether the Plan has suffered a partial termination, or in the event this Plan is a profit sharing or stock bonus plan, a de facto termination.

The Committee may correct any defect, supply any omission or reconcile any inconsistency, including, but not limited to, mathematical or arithmetical errors, in such manner and to such extent as it shall deem necessary to carry out the purposes of the Plan.

In all events, the Committee’s decision in any and all such matters shall be binding and conclusive as to all parties.

19.3 Trustee. The Trustee shall be responsible for investing the Trust Assets under the Plan. The Trustee shall establish a funding policy and method for acquiring Company Stock for the Trust in a manner that is consistent with the objectives of the Plan and the requirements of ERISA. If Company Stock is readily tradable on an established securities market, the fair market value of Company Stock shall be based upon the offering price established by current bid and asked prices quoted by persons independent of the Company, pursuant to Section 3(18)(A)(ii) of ERISA. In the absence of Company Stock trading on an established securities market, all valuations of Company Stock pursuant to activities carried on by the Plan shall be made by an independent appraiser meeting requirements similar to those contained in Treasury Regulations under Section 170(a)(1) of the Code. In the case of a transaction between the Plan and a disqualified person value must be determined as of the date of the transaction. For all other purposes value must be determined as of the most recent valuation date under the Plan. An independent appraisal will not in itself be a good faith determination of value in the case of a transaction between the Plan and a disqualified person. However, in other cases a determination of fair market value based on at least an annual appraisal independently arrived at by a person who customarily makes such appraisals and who is independent of any party to a transaction under Sections 54.4975 -7(b)(9) and (12) will be deemed to be a good faith determination of value.

19.4 Indemnification. The Company shall indemnify each member of the Board of Trustees and the Committee against any personal liability or expense, except such liability or expense as may result from his own willful misconduct.

SECTION 20. CLAIMS PROCEDURE

A Participant (or Beneficiary) who does not receive a distribution to which he believes he is entitled may present a claim to the Committee for any unpaid benefits. All questions and claims regarding benefits under the Plan shall be acted upon by the Committee.

Each Participant (or Beneficiary) who wishes to file a claim for benefits with the Committee shall do so in writing, addressed to the Committee or to the Company. If the claim for benefits is wholly or partially denied, the Committee shall notify the Participant (or Beneficiary) in writing of such denial of benefits within ninety (90) days after the Committee initially received the benefit claim.

Any notice of a denial of benefits shall advise the Participant (or Beneficiary) of:

(a)	the specific reason or reasons for the denial;

(b)	the specific provisions of the Plan on which the denial is based;

(c)	any additional material or information necessary for the Participant (or Beneficiary) to perfect his claim and an explanation of why such material or information is necessary; and

(d)	the steps which the Participant (or Beneficiary) must take to have his claim for benefits reviewed.

Each Participant (or Beneficiary) whose claim for benefits is denied shall have the opportunity to file a written request for a full and fair review of his claim by the Committee, to review all documents pertinent to his claim and to submit a written statement regarding issues relative to his claim. Such written request for review of his claim must be filed by the Participant (or Beneficiary) within sixty (60) days after receipt of written notification of the denial of his claim.

The decision of the Committee will be made within sixty (60) days after receipt of a request for review and shall be communicated in writing to the claimant. Such written notice shall set forth the specific reasons and specific Plan provisions on which the Committee based its decision. If there are special circumstances (such as the need to hold a hearing) which require an extension of time for completing the review, the Committee's decision shall be rendered not more than one hundred twenty (120) days after receipt of a request for review.

All notices by the Committee denying a claim for benefits, and all decisions on request for a review of the denial of a claim for benefits, shall be written in a manner calculated to be understood by the Participant (or Beneficiary) filing the claim or requesting the review.

SECTION 21. "TOP HEAVY" CONTINGENCY PROVISIONS

21.1 The provisions of this Section 21 are included in the Plan pursuant to Section 40l(a)(10)(B)(ii) of the Code and shall become applicable only if the Plan becomes a "top-heavy plan" under Section 4l6(g) of the Code for any Plan Year.

21.2 The determination as to whether the Plan becomes "top-heavy" for any Plan Year shall be made as of the Anniversary Date of the immediately preceding Plan Year by considering the Account balances of Participants in (1) the Plan, (2) any other plan (such as a defined contribution or defined benefit plan) of the Employer in which a Key Employee participates (in the Plan Year containing the determination date or any of the preceding four Plan Years, even if the plan was terminated), and (3) each other plan which enables any plan in which a Key

Employee participates during the period tested to meet the requirements of Code Section 401(a)(4) or 410(b). All employers aggregated under Code Section 414(b), (c), (m) or (o) are considered a single employer. The Plan (and any other defined contribution plan or any defined benefit plan) shall be "top-heavy" only if the total of the Account balances under the Plan and any other defined contribution plan and the value of accrued benefits under any defined benefit plan for Key Employees as of the determination date for that Plan Year exceeds sixty percent (60%) of the total of the Account balances for all Participants. For such purpose, Account balances (including Participants' Account balances under any other defined contribution plan) and accrued benefit values shall be computed and adjusted pursuant to Section 416(g) of the Code. In determining Key Employees under this Section 21, the term "annual compensation" in Section 416(i)(1)(A) of the Code shall mean Compensation (as defined in Section 2).

Employer Discretionary Matching Contributions allocated to Key Employees are treated as Employer Contributions for purposes of determining the minimum contribution or benefit under section 416. However, if the Plan uses contributions allocated to Employees other than Key Employees on the basis of Employee Contributions or Salary Reduction Contributions to satisfy the minimum contribution requirement, these contributions are not treated as Employer Discretionary Matching Contributions for purposes of applying the requirements of sections 401(k) and 401(m) for Plan Years beginning after December 31, 1988. Notwithstanding the foregoing or any other provision of the Plan, for Plan Year beginning after 2001, to the maximum extent permitted under Code Section 416 the Plan may take into account any matching contributions in satisfying any top-heavy minimum contribution requirements.

21.3 For any Plan Year in which the Plan is "top-heavy," each Participant who is an Employee on the Anniversary Date and is not a participant in a defined benefit plan and who is a Non-Key Employee shall receive, regardless of his Hours of Service for that Plan Year, a minimum allocation of Employer Contributions and Forfeitures which is equal to the lesser of:

(a)	Three percent (3%) of his Compensation; or

(b)	The same percentage of his Compensation as the allocation to the Key Employee for whom the Percentage is the highest for that Plan Year. For purposes of this calculation, any salary reduction or other similar arrangement of a Key Employee shall be included in determining the percentage allocation to a Key Employee.

21.4 If such Employee is also a Participant in any other defined contribution plan, he shall receive only the minimum allocation in this Plan and shall not receive the minimum allocation provided in the other defined contribution plan.

21.5 For any Plan Year in which the Plan is "top-heavy," each Participant who is an Employee on the Anniversary Date and is also a participant in a defined benefit plan and who is a Non-Key Employee shall receive only the defined benefit minimum provided in the defined benefit plan and shall not receive the minimum allocation provided in Section 21 of this Plan (or the minimum allocation in any other defined contribution plan).

21.6 The Plan Benefit of an Employee who has not performed any Service for the Employer at any time during the five-year period ending on the determination date is excluded from the calculation to determine top-heaviness.

21.7	Definitions. For purposes of this section, the following definitions shall apply:

(a)

Key Employee. Any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date is an officer of Employer having an Annual Compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for plan years beginning after December 31, 2002), a 5- percent owner of Employer. or a 1- percent owner of Employer having an Annual Compensation of more than $150,000.

The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b)	A Non-Key Employee is an Employee who is not a Key Employee.

SECTION 22.   DIVERSIFICATION

22.1 In General. Within 90 days after the last day of each Plan Year during the Participants' Qualified Election Period, any Plan Participant who has attained age fifty-five (55) and has completed ten (10) years of Credited Service while a Participant (i.e., a "Qualified Participant") shall have the right to make an election to direct the Plan as to the investment of twenty-five percent (25%) of the total number of shares of employer securities acquired by or that have been contributed to the Plan that have ever been allocated to a qualified Participant's account on or before the most recent plan allocation date; less the number of shares of employer securities previously distributed, transferred or diversified pursuant to a diversification election. Within 90 days after the close of the last Plan Year in the Participant's Qualified Election Period a Qualified Participant may direct the Plan as to the investment of fifty percent (50%) of the value of such Account. The term Qualified Election Period shall mean the six (6) Plan Year period beginning with the Plan Year in which a Plan Participant first becomes a Qualified Participant.

22.2 Method of Directing Investment. The Participant's election to diversify his Account shall be provided to the Plan Administrator in writing within ninety (90) days after the close of a Plan Year within the Qualified Election Period, and shall be effective no later than 180 days after the close of the Plan Year to which the election applies.

22.3 Distribution of Account. Upon a Qualified Participant's election to direct the investment of a portion of the Participant's Account, the Plan may distribute the portion of the Account that is covered by the election within 90 days after the last day of the period during which the election can be made. Such distribution shall be subject to such requirements of the Plan concerning put options (Section 16) and such provisions under Section 15 as require the consent of the Participant and the Participant's spouse (if any) to a distribution with a value in excess of

$1,000 (excluding the value of any rollover contributions and earnings thereon for distributions made after 2001).

22.4 Pension Protection Act Additional Diversification Rules. Effective January 1, 2007, with respect to Employer securities held in a Participant’s account(s) which are publically traded securities readily tradable on an established securities market, the following shall apply:

(a)	Employee Salary Reduction Accounts. With respect to Employee Salary Reduction Accounts, Participants must be able to diversify such Employer securities in alternative investments.

(b)	Employer Contribution Accounts. With respect to Employer Contribution Accounts, Participants with at least three vesting Years of Service must be able to diversify such Employer securities in alternative investments. Employer securities held in Employer Contribution Accounts prior to January 1, 2007, are subject to a three year transition rule if the Participant has not attained age 55 by January 1, 2006, as follows:

Plan Year for Which Diversification Applies	Applicable Percentage
First year	33%
Second year	66%
Third year	100%

SECTION 23. USERRA

23.1 General. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

23.2 USERRA Deferrals and Contributions. In accordance with USERRA, Participants with Qualified Military Service who are reemployed by Employer shall be entitled to restoration of certain benefits under the Plan as follows:

(a)	Employee Elective Deferrals. A Participant may contribute USERRA Make-Up Employee Elective Deferrals for the period of the Participant's Qualified Military Service.

(b)	Matching Contributions. Employer will contribute a USERRA Make-Up Matching Contribution to the Account of each Participant who makes USERRA

Make-Up Employee Elective Deferrals at the same rate that would have been required if the Employee Elective Deferral had been made during the period of Qualified Military Service.

(c)	Other Employer Contributions. The Employer will contribute a Make-Up Basic and Optional Contributions to the Account of each participant who is reemployed by an Employer after Qualified Military Service equal to the amount of Employer Basic and Optional Contributions the Participant would have received if the Participant had been employed by Employer during the period of Qualified Military Service and received Compensation as defined below.

(d)	402(g) and 415 Limits. In accordance with Section 414(u) of the Code, USERRA Make-Up Employee Elective Deferrals do not count toward the Annual Dollar Limit in Section 402(g) of the Code and no other contributions or deferrals under this Section will count as annual additions pursuant to Section 415 of the Code.

(e)	Investment Experience and Forfeitures. An Employer who reemploys a Participant after Qualified Military Service is not required to credit any earnings to a Participant with respect to any USERRA Make-Up Contribution or USERRA

Make-Up Employee Elective Deferral before the deferral or contribution is credited to the Participant's Account. An Employer is not required to allocate any Forfeiture that occurred during the period of Qualified Military Service that would otherwise have been allocated to the Participant's Account based on Compensation deemed earned during the period of Qualified Military Service.

(f)	5-Year Rule. A Participant who is entitled to contribute USERRA Make-Up Employee Elective Deferrals to the Plan for the period of the Participant's Qualified Military Service will be allowed to make these contributions during the period beginning on the date the Participant is reemployed and ending on the date that is the earlier of (i) the fifth anniversary of the reemployment date, or (ii) the product of the period of the Participant's Qualified Military Service and three.

23.3 Definitions. For purposes of this Section of the Plan, the following terms shall have the following meanings:

(a)	“USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994.

(b)	“USERRA Make-Up Contributions” means a contribution that is required to be made by Employer to the Plan for a Participant who is reemployed after Qualified Military Service.

(c)	“USERRA Make-Up Employee Elective Deferral” means an elective pre-tax contribution by a Participant who is reemployed after Qualified Military Service to make up all or some of the Employee Elective Salary Deferrals the Participant could have contributed but for the Qualified Military Service.

(d)	“Qualified Military Service” means any period of uniformed military service (as described in Chapter 43 of Title 38, United States Code) by any Participant, but only if the Participant is entitled to reemployment rights (as provided by said Chapter 43) with respect to such services.

(e)	“Compensation.” In determined the maximum amount of USERRA Make-up
Employee Elective Deferrals, or USERRA Make-Up Contributions, a Participant
will be treated as having Compensation from Employer during the period of
Qualified Military Service equal to the rate of pay the Participant would have received from Employer but for Qualified Military Service. If the Participant's
Compensation during the period of Qualified Military Service cannot be determined with reasonable certainty, Compensation for the period will be based on the Participant's average Compensation from Employer during the 12-month period immediately preceding the Participant's Military Service or, if shorter than
12 months, the period of employment immediately preceding the Qualified
Military Service.

SECTION 24. GUARANTlES

All Plan Benefits will be paid only from the Trust Assets. An Employer, the Trustee or the Committee shall not have any duty or liability to furnish the Trust with any funds, securities, or other assets, except as expressly provided in the Plan.

The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between an Employer and any Employee, or to be a consideration for, or an inducement or condition of, any employment. Nothing contained in this Plan shall be deemed to give an Employee the right to be retained in the Service of an Employer or to interfere with the right of an Employer to discharge, with or without cause, any Employee at any time.

SECTION 25. AMENDMENT AND TERMINATION

25.1 General. As future conditions cannot be foreseen, the Company reserves the right to amend or terminate the Plan (in whole or in part) and the Trust Agreement at any time, by action of its Board of Directors. Neither amendment nor termination shall retroactively reduce the vested rights of Participants or permit any part of the Trust Assets to be diverted to or used for any purpose other than for the exclusive benefit of the Participants (and their Beneficiaries).

25.2 Amendment. The Company specifically reserves the right to amend the Plan and the Trust Agreement retroactively in order to satisfy any applicable requirements of the Code and ERISA. The Plan may only be amended to eliminate or reduce benefits of a Participant within the contemplation of Code Section 411(d)(6) if the amendment constitutes timely compliance with a change in law affecting plan qualification the IRS gives Code Section 7805(b) relief, and the elimination or reduction is made only to the extent necessary to comply with the plan qualification rules.

25.3 Termination. The Company further reserves the right to terminate the Plan in the event of a determination by the Internal Revenue Service (after a timely Application for Determination is filed by the Company) that the Plan initially fails to satisfy the requirements of Section 401(a)

and 4975(e)(7) of the Code. In that event all Trust Assets shall (upon written direction of the Company) be returned to the Company, and the Plan and the Trust shall terminate.

If the Plan is terminated (or partially terminated) by the Company, participation of all Participants affected by the termination will end. The Accounts of all affected employees within the contemplation of Code Section 411(d)(3) upon the termination or partial termination will become nonforfeitable as of the date of termination. A complete discontinuance of Employer contributions shall be deemed to be a termination of the Plan for this purpose. After termination of the Plan, the Trust will be maintained until the Plan Benefit of all Participants have been distributed. Plan Benefits will be distributed following termination of the Plan in accordance with Section 14 of the Plan.

25.4 Merger. In the event of the merger or consolidation of this Plan with another Plan, or the transfer of Trust Assets (or liabilities) to another Plan, the Account balances of each Participant immediately after such merger, consolidation or transfer must be at least as great as immediately before such merger, consolidation or transfer (as if the Plan had then terminated).

SECTION 26. GOVERNING LAW

The provisions of the Plan and the Trust Agreement shall be construed, administered, and enforced in accordance with the laws of the State of Washington, to the extent such laws are not superseded by ERISA.

SECTION 27. EXECUTION

To record the adoption of this Plan, the Company has caused this document to be executed this
__________ day of _______________________, 2006.

VENTURE FINANCIAL GROUP, INC.

By: _______________________________

Title: ______________________________